As filed with the Securities and Exchange Commission on October 13, 2010

Registration No. 333-168226

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-1
(Amendment No. 2)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LONGHAI STEEL INC.
(Exact name of registrant as specified in its charter)

Nevada	3310	11-3699388
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

No. 1 Jingguang Road, Neiqiu County
Xingtai City, Hebei Province, China 054000
+86 (319) 686-1111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________

Dr. Eberhard Kornotzki, CFO	Scott Kline, Esq.
Longhai Steel Inc.	Pillsbury Winthrop Shaw Pittman LLP
No. 1 Jingguang Road, Neiqiu County	50 Fremont Street
Xingtai City, Hebei Province, China	San Francisco, CA 94105-2228
+86 (319) 686-1111	(415) 983-1523

(Names, addresses and telephone numbers of agents for service)
____________________________

Copies to:

Bradley A. Haneberg, Esq.
Anthony W. Basch, Esq.
Kaufman & Canoles, P.C.
Three James Center, 12th Floor
1051 E. Cary St.,
Richmond, Virginia 23219
(804) 771-5700
____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price	Aggregate	Registration
Title of Each Class of Securities to be Registered	Registered	Per Unit(1)	Offering Price(1)	Fee(2)
Units, each consisting of two shares of common stock, $0.0001 par value, and one warrant	--	--	$23,000,000	$1,430
Shares of common stock included as part of the units	--	--	--	--
Warrants to purchase shares of common stock included as part of the units	--	--	--	--(4)
Shares of common stock underlying the warrants included in the units(3)	--	--	--	--
Underwriter Representative warrants(4)	--	--	--	--(4)
Shares of common stock underlying Underwriter Representative warrants, $0.0001 par value(3)	--	--	$800,000	$60
Total			$23,800,000	$1,696.94(5)

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.  Includes shares which the underwriter has the option to purchase to cover overallotment, if any.

(2)	Calculated pursuant to Rule 457(o), based on an estimate of the proposed maximum aggregate offering price.

(3)

Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the adjustment provisions contained in the warrants and the warrants included in the Underwriter Representative’s unit purchase option.

(4)	No fee due pursuant to Rule 457(g).

(5)	An aggregate registration fee of $1,696.94 has been previously paid in connection with this registration statement on Form S-1, as amended (No. 333-168226).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and no person named in this prospectus is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated October 13, 2010

[___] Units
Each Unit Consisting of
Two Shares of Common Stock and
One Warrant to Purchase One Share of Common Stock

We are offering [___] units, each of which consists of two shares of our common stock, par value $0.0001 per share, and one warrant to purchase one share of our common stock at an exercise price per share equal to 62.5% of the public offering price per unit (or 125% of the proportionate price per share of common stock underlying the units), during the [___]-year period commencing on the date of this prospectus. The common stock and the warrants may be transferred separately immediately upon issuance.

Our common stock is quoted on the OTCQB™ marketplace, under the symbol "ACTN." The closing bid price for our common stock on July 19, 2010 was $15.00 per share, as reported by the OTCQB™ marketplace, after giving effect to our 1-for-125 reverse stock split effected on July 16, 2010. We have applied to list our common stock on the NASDAQ Global Market under the symbol "LHAI" upon consummation of this offering, however, the warrants included in the units will not publicly trade.

		Per Unit		Total
Public offering price	$		$
Underwriting discount (1)	$		$

Proceeds to us, before expenses	$		$

(1)

The underwriting discount will be [___]% of the public offering price per unit. The discount does not reflect additional compensation to the underwriters in the form of warrants to purchase up to a number of shares equal to 4% of the number of shares of common stock underlying the units sold in this offering, not including any shares of common stock issuable upon exercise of the warrants underlying the units. See “Underwriting.”

We have granted a 45-day overallotment option to the representatives of the underwriters to purchase additional 15% of Units sold in the offering solely to cover overallotments, if any, at the same price as the initial Units offered.

Investing in our units involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying the units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.

The date of this Prospectus is ___________, 2010.

You should only rely on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.” For certain defined terms, see “Use of Terms” on page 3.

Overview of Our Business

Through our PRC operating variable interest entity, or VIE, Xingtai Longhai Wire Rod Co. Ltd., or “Longhai”, we are a manufacturer of steel wire products in eastern China. We produce steel wire ranging from 6.5mm to 10mm in diameter on two wire production lines, which have a combined annual capacity of approximately nine hundred thousand tons per year. Our products are sold to a number of distributors who transport the wire to nearby wire processing facilities. Our wire is then further processed by these third party wire refiners into a variety of products such as nails, screws, and wire mesh for use in reinforced concrete and fencing.

Demand for our steel wire is driven primarily by spending in the construction and infrastructure industries. We have benefited from strong fixed asset investment and construction growth as the PRC has rapidly grown increasingly urbanized and invested in modernizing its infrastructure.

We sell our products to a number of distribution companies that transport our wire to nearby wire processors. Our products are manufactured on an on-demand basis, and we usually collect payment in advance. Sales prices are set at the market price for wire on a daily basis. Our customers generally prepay for their orders, and the final price may be adjusted to the market price on the day of pick up. This allows us to maintain a low inventory of both wire and billet and largely protects us from exposure to commodity price volatility. In order to increase sales and be competitive in the market, we occasionally offer discounted wholesale prices to customers at our discretion. Our sales efforts are directed toward developing long-term relationships with customers who are able to purchase in large quantities. During the year 2009, our top five distributors accounted for 39% of our revenues.

Our production facilities are located at a 107,000 square meter property in Xingtai, Hebei. Our production facilities include a fifth generation Morgan-type steel rolling mill, and we have a production capacity of approximately 900,000 metric tons of wire per year. We believe our rolling and drawing facilities are among the most advanced in the world.

Overview of Our Industry

China is the world’s largest producer of steel, and it is estimated that actual production in 2009 was over 567 million metric tons, or MMT, and 323MMT in the first six months of 2010. Japan, the second largest producer, produces less than 20% of that amount. In total, China accounts for roughly 45% of global steel production. China’s steel industry, while enormous in total scale, is a fractured industry where a great number of  producers each account for a small amount of total output. China’s steel industry includes a wide range of producers, including smaller, inefficient backyard operations, huge state-owned enterprises with large, unionized labor forces and their accompanying pension obligations as well as newly constructed steel plants built according to the highest technology and efficiency standards in the world.

Competition

Competition within the steel industry in the PRC is intense. There is an estimated 660 MMT of steel capacity in China. Our competitors range from small private enterprises to extremely large state-owned enterprises. Our VIE, Longhai, is located in Xingtai, Hebei province. Hebei is the largest producer of steel by province in the PRC; therefore, we are located near numerous wire facilities. We believe we are among the largest non-state owned steel wire manufacturer in Hebei. We believe that many of our competitors are significantly smaller, lesser equipped and less technologically developed than we are. Due to our modern equipment, economies of scale and management experience, we believe that we can produce steel wire at higher efficiencies and lower prices than these competitors. The state-owned enterprises with whom we compete tend to be significantly larger, primarily because of general steel production rather than just wire processing, and often have unionized labor forces with attendant pension and healthcare liabilities and operate with lower production efficiency. Our profitability may be adversely affected if competition intensifies or if our competitors develop efficiencies and reduce prices. We currently distinguish ourselves in the market based on our reputation for fast order turnaround, high quality and competitive prices.

Our Growth Strategy

We believe that the market for high quality steel wire will continue to grow in the PRC. The PRC has placed a temporary moratorium on new steel wire plant construction in an effort to encourage consolidation of facilities; therefore, our expansion plans are to increase capacity by, in short term, leasing of production facilities, and, in the long term, by looking for opportunities to acquire facilities at attractive prices from competitors who lack our management experience, efficient labor force, and financial resources. We plan to continue to improve margins through increased efficiencies in our production process and by adding higher grade steel wire to our product portfolio.

We intend to pursue the following strategies to achieve our goal:

  Expand production at a newly leased facility: On October 12, 2010, Longhai Steel entered into a 5 year operation lease for a newly constructed wire plant adjacent to our current facilities. The new facility will have an area of over 970,000ft2 and an annual capacity of 600,000MT, which would be an increase in production capacity of approximately 67% more than our current maximum production capacity. The new facility will be leased at a yearly cost of $2M USD from the Longhai Group, a company that is related to Longhai. The proposed wire plant will produce higher grade wire than Longhai’s current product. As a result, we anticipate that this proposed plant’s products will command higher margins than Longhai’s current products. The facility will produce Carbon Structure Steel, Cold Heading Steel and Welding Rod Steel, with a diameter range of 5.5mm – 18mm, which has a wide range of applications such as steel wire rope, steel strand, steel belted radial tires and steel welding rod.

  Identify and acquire modern, high quality producers at low valuations: In light of the moratorium on building new wire making facilities in China, we plan to expand our business and operations through the acquisition of steel wire producers with production facilities in the vicinity of our current facilities. We expect to limit our acquisition targets to producers with facilities that have had a major overhaul or modernization of production machinery in the last 2-3 years, as we expect such facilities to achieve better production efficiency, lower maintenance costs and increased output, as compared to less modern facilities, and will help us to more rapidly achieve higher margins and increase our market share.

  Expansion to create economies of scale: We expect that our acquisition of modernized facilities will result in increased wire-making capacity, resulting in greater bargaining power with supplier and customer pricing and otherwise enable us to capitalize on economies of scale and/or widen our product portfolio to produce at higher margins.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

  our ability to produce steel wire at a consistently profitable margin as we have historically;

  the impact that a downturn or negative changes in the steel market may have on sales;

  our ability to obtain additional capital in future years to fund our planned expansion;

  economic, political, regulatory, legal and foreign exchange risks associated with our operations; or

  the loss of key members of our senior management and our qualified sales personnel.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were originally incorporated under the laws of the State of Georgia on December 4, 1995. On March 14, 2008, the Georgia corporation was merged with and into a newly formed Nevada corporation also named Action Industries, Inc., and all of the outstanding shares of the Georgia corporation were exchanged for shares in the surviving Nevada corporation. Prior to our reverse acquisition of Kalington Limited, or “Kalington,” we were primarily in the business of providing prepaid long distance calling cards and other telecommunication products and had not commenced planned principal operations. As a result of our reverse acquisition of Kalington we are no longer a shell company and active business operations were revived.

Kalington was established in Hong Kong on November 5, 2009 to serve as an intermediate holding company. Chaojun Wang currently serves as the director of Kalington. Kalington Consulting was established in the PRC on March 18, 2010. Kalington currently owns 100% of Kalington Consulting. Kalington Consulting is a holding company without any operation. On March 5, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of Kalington Consulting by Kalington, a Hong Kong entity. Chaojun Wang serves as the executive director of Kalington Consulting.

Longhai, our operating affiliate, was established in the PRC on August 26, 2008 as a result of a carve-out from the Longhai Steel Group for the purpose of engaging in the production of steel wire. Chaojun Wang serves as the Chairman of the Board of Directors and General Manager of Longhai and owns 80% of the capital stock in Longhai. Longhai’s additional shareholders are Wealth Index International (Beijing) Investment Co., Ltd. (15% owner) and Wenyi Chen (5% owner). Chaojun Wang also owns 80% of the capital stock of and is the chief executive officer of the Longhai Steel Group.

On June 30, 2010, we amended our Articles of Incorporation to change our name to “Longhai Steel Inc.” to reflect our current business and operations. The following chart reflects our corporate organizational structure (after giving effect to the name change):

*Contractual relationship represents contractual agreements consisting of a consulting services agreement, an operating agreement, a proxy agreement, an option agreement and an equity pledge agreement.

Our principal executive offices are located at No. 1 Jingguang Road, Neiqiu County, Xingtai City, Hebei Province, People’s Republic of China 054000. Our corporate telephone number is +86 (319) 686-1111 and our fax number is +86 (319) 688-8851.

Use of Terms

Except as otherwise indicated by the context, all references in this prospectus to:

  the “Company,” “we,” “us,” and “our” are to the combined business of (i) Longhai Steel Inc., or “LSI”, a Nevada corporation, (ii) Kalington Limited, or “Kalington,” a Hong Kong limited company and wholly-owned subsidiary of LSI, (iii) Xingtai Kalington Consulting Service Co., Ltd., or “Kalington Consulting,” a PRC limited company and wholly-owned subsidiary of Kalington, and (iv) Kalington Consulting’s variable interest entity, or VIE, Xingtai Longhai Wire Rod Co. Ltd. Ltd., or “Longhai,” a PRC limited company, as the case may be;

  “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

  “Securities Act” are to the Securities Act of 1933, as amended;

  “Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

  “PRC,” “China,” and “Chinese,” are to the People’s Republic of China (excluding Macau, Hong Kong and Taiwan);

  “Renminbi” and “RMB” are to the legal currency of China, for purposes of this prospectus only; and “U.S. dollar,” “$,” “USD” and “US$” are to the legal currency of the United States.

In this prospectus we are relying on and refer to information and statistics regarding the steel wire industry and economy in China that we have obtained from various cited government and institute research publications. Much of this information is publicly available for free and has not been specifically prepared for us for use or incorporation in this prospectus or otherwise. We have not independently verified such information.

The Offering

Units Offered	[_____] Units, each comprised of two shares of common stock and one warrant to purchase one share of common stock

Common Stock:

Common stock outstanding before the offering	[_____] shares.

Common stock included in units	[_____] shares.

Common stock issuable upon exercise of warrants	[_____] shares.
included in units

Common stock outstanding after the offering	[_____] shares, assuming exercise of all warrants included in the Units and if the representative of the underwriters exercises the overallotment option.(1)

Warrants:

Warrants included in units	[_____]

Warrant exercise price and term

Each warrant entitles the holder to purchase one share of common stock at an exercise price equal to 62.5% of the public offering price per unit (or 125% of the proportionate price per share of common stock underlying the units), during the five-year period commencing on the date of this prospectus.

Overallotment option	We have granted the representative of the underwriters an option, exerciseable for 45 days from the date of this prospectus, to purchase up to additional shares to cover overallotments, if any.

Proceeds to us

Assuming a public offering price of $[_____] per unit and the sale of all of the units offered in this offering, we will receive net proceeds of approximately $[_____] million from our sale of units in this offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering as follows: 1) 60% of the net proceeds will be used for acquisitions, although no understandings, commitments or agreements with respect to any such transaction exist at this time, 2) 37.5% will be used as working capital, and 3) 2.5% will be used for Sarbanes Oxley Compliance and related professional fees. The proceeds from the exercise of any warrants will be used for working capital.

The OTCQB™ marketplace Symbol:	ACTN

Reserved NASDAQ Global Market Symbol:	LHAI

Risk Factors:	See “Risk Factors” beginning on page 6 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common stock.

_____________
(1) Based on 10,000,418 shares of common stock outstanding at the filing of this Registration Statement, after giving effect to the 1-for-125 reverse split effected on July 16, 2010.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table summarizes selected financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The financial statement data as of and for each of the fiscal years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial statement data as of and for each of the six months ended June 30, 2010 and 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

(All amounts in U.S. dollars, except number of shares outstanding data)

STATEMENT OF INCOME
	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008

Revenue	234,378,730	189,793,620	373,660,461	511,487,983
Gross profit	7,019,793	7,812,593	16,827,420	18,695,064
Income before income taxes	5,608,560	7,220,815	15,596,813	17,785,820
Net income	4,107,349	5,415,611	11,697,610	13,339,365

Net Income per share – basic and diluted	0.41	0.55	1.19	1.35
Weighted average shares
outstanding – basic and diluted	9,929,558	9,850,000	9,850,000	9,850,000
Diluted Earnings Per Share	0.41	0.55	1.19	1.35

BALANCE SHEET DATA	June 30,	December 31,	December 31,
	2010	2009	2009	2008
Working capital	10,486,309	4,424,801	4,424,801	(9,919,449)
Current assets	67,763,076	62,064,611	62,064,611	26,409,519
Total assets	93,211,835	88,744,855	88,744,855	55,795,191
Current liabilities	57,276,767	57,449,459	57,449,459	36,328,968
Long-term debt	--	--	--	--
Total liabilities	57,455,219	57,639,810	57,639,810	36,442,240
Noncontrolling interest	--	--	--	--
Total liabilities and stockholders’ equity	93,211,835	88,744,855	88,744,855	55,795,191

RISK FACTORS

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing our common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information about us contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We face risks related to general domestic and global economic conditions and to the current credit crisis.

Our current operating cash flows provide us with stable funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the PRC economy and may impact our ability to manage normal relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business could be materially negatively impacted, as demand for our products and services may decrease from a slow-down in the general economy, or supplier or customer disruptions may result from tighter credit markets.

Our business is dependent on continued infrastructure and construction spending and our growth may be inhibited by the inability of potential customers to fund purchases of our products and services.

Our products are dependent on the continued growth of infrastructure and construction projects in the PRC. There is no guarantee that the PRC will continue to invest in infrastructure and construction.

In order to grow at the pace expected by management, we will require additional capital to support our long-term growth strategies. If we are unable to obtain additional capital in future years, we may be unable to proceed with our plans and we may be forced to curtail our growth.

We will require additional working capital to support our long-term growth strategies, which includes identifying suitable points of market entry for expansion growing the number of points of sale for our products, so as to enhance our product offerings and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, may vary greatly from quarter to quarter, depending on the volume of business and the price level of steel during the period. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term growth strategies, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our Chief Executive Officer, Mr. Chaojun Wang, our Chief Technology Officer, Ms. Dongmei Pan, and our Chief Financial Officer, Dr. Eberhard Kornotzki. There is significant competition in our industry for qualified managerial, technical and sales personnel, and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

We do not carry business interruption insurance, so we have to bear losses ourselves.

We are subject to risk inherent to our business, including equipment failure, theft, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, product liability, personal injury and death. We carry insurance for our equipment but we do not carry any business interruption insurance or third-party liability insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim against a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

Our quarterly revenues, expenses, operating results and gross profit margins vary from quarter to quarter. As a result, our operating results may fall below the expectations of securities analysts and investors in some quarters, which could result in a decrease in the market price of our common stock. The reasons our quarterly results may fluctuate include:

  variations in the price of steel and steel wire;

  changes in the general competitive and economic conditions; and

  delays in, or uneven timing in the delivery of, customer orders.

Period to period comparisons of our results should not be relied on as indications of future performance.

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our planned expansion.

Historically, we have financed our business plan and operations primarily with internally generated cash flow and bank borrowings. The success of our planned expansion depends on substantial capital expenditure that may not be sufficiently fueled by internally generated cash flow and bank borrowings. Our future contractual commitment includes a five year operating lease obligation with an annual lease cost of $2 million. We have entered into the lease agreement on October 12, 2010 with the Longhai Group, which is related to Longhai, for a newly constructed wire plant adjacent to our current facilities. The new facility would enable us to increase our production capacity by up to 67%. We also require capital to fund our capital budget, including purchase of raw materials and other working capital needs to increase production at the new facility.

We will use a large portion of the net proceeds of this offering to lease and operate the new facility. If we fail to raise enough capital from this offering, we may not be able to fully implement our business plan. Even if additional capital is available, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our projects.

We expect to occupy and begin paying rent for our new leased facility before January 31, 2011. If the capacity of the new facility falls substantially short of the planned 600,000 MT, there will be losses as the profits generated from the new facility will be lower than the additional operating costs.

The new facility will have an area over 970,000ft2 and an annual capacity of 600,000MT, which would be an increase in production capacity of up to 67%. The proposed wire plant will produce wire of a higher grade than the Company’s current product, and is anticipated to command higher margins. The facility will produce Carbon Structure Steel, Cold Heading Steel and Welding Rod Steel, with a diameter range of 5.5mm – 18mm, which has a wide range of applications such as steel wire rope, steel strand, steel belted radial tires and steel welding rod. If the capacity of the new facility falls substantially short of the planned 600,000 MT, there will be losses as the profits generated from the new facility will be lower than the additional operating costs.

RISKS RELATED TO THE VIE AGREEMENTS

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

Kalington Consulting manages and operates our steel wire production business through Longhai pursuant to the rights it holds under the VIE Agreements. Almost all economic benefits and risks arising from Longhai’s operations are transferred to Kalington Consulting under these agreements. Details of the VIE Agreements are set out in “OUR BUSINESS - Acquisition of Kalington Limited” below.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable. Our PRC counsel has provided a legal opinion that the VIE Agreements are binding and enforceable under PRC law, but has further advised that if the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

  imposing economic penalties;

  discontinuing or restricting the operations of Longhai or Kalington Consulting;

  imposing conditions or requirements in respect of the VIE Agreements with which Longhai or Kalington Consulting may not be able to comply;

  requiring our company to restructure the relevant ownership structure or operations;

  taking other regulatory or enforcement actions that could adversely affect our company’s business; and

  revoking the business licenses and/or the licenses or certificates of Kalington Consulting, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Longhai, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Longhai under the VIE Agreements may not be as effective as direct ownership.

We conduct our steel wire production business in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Longhai. However, the VIE Agreements may not be as effective in providing us with control over Longhai as direct ownership. Under the current VIE arrangements, as a legal matter, if Longhai fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) reply on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Longhai, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If Longhai or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Longhai to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in the PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The payment arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

We generate our revenues through the payments we receive pursuant to the VIE Agreements. We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes, which could result in our being subject to higher tax liability or cause other adverse financial consequences.

The controlling shareholder of Longhai may have potential conflicts of interest with our company that may adversely affect our business.

Chaojun Wang is our chief executive officer, and is also the largest shareholder of Longhai. Conflicts could arise from time to time between our interests and the interests of Mr. Wang. Conflicts could also arise between us and Longhai that would require our shareholders and Longhai’s shareholders to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Mr. Wang will vote his shares in our best interest or otherwise act in the best interests of our company. If Mr. Wang fails to act in our best interests, our operating performance and future growth could be adversely affected.

We rely on the approval certificates and business license held by Kalington Consulting and any deterioration of the relationship between Kalington Consulting and Longhai could materially and adversely affect our business operations.

We operate our steel wire production business in China on the basis of the approval certificates, business license and other requisite licenses held by Kalington Consulting and Longhai. There is no assurance that Kalington Consulting and Longhai will be able to renew their licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Longhai is governed by the VIE Agreements, which are intended to provide us with effective control over the business operations of Longhai. However, the VIE Agreements may not be effective in providing control over the application for and maintenance of the licenses required for our business operations. Longhai could violate the VIE Agreements, become insolvent, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputations and business could be materially harmed.

If Kalington Consulting exercises the purchase option it holds over Longhai’s share capital pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position.

Under the VIE Agreements, Longhai’s shareholders have granted Kalington Consulting an option for the maximum period of time allowed by law to purchase all of the equity interest in Longhai at a price equal to the capital paid in by the transferors, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions regarding the purchase price of the equity interest. Since Longhai is already our contractually controlled affiliate, our exercise of the option would not bring immediate benefits to our company, and we would only do so if Longhai or its shareholders fail to perform the obligations under the VIE Agreements and we are unable to obtain specific performance, injunctive relief, or other damages in PRC courts, or otherwise protect our interests. The parties have agreed that if the applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions regarding the purchase price of the equity interest at the time that the option is exercised, then the purchase price will be set at the lowest price permissible under the applicable laws and regulations. However, due to uncertainties in the application of various laws, rules, regulations or policies in PRC legal system, we cannot be sure that if we choose to exercise such option, any appraisal of equity interest or other stipulated restrictions required by PRC law will not materially increase the payment price for the option and adversely affect our results of operations.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. Such a change could either benefit or damage our operations and profitability. Some other political and economic factors that could affect our operations and profitability include the following:

  level of government involvement in the economy;

  control of foreign exchange;

  methods of allocating resources;

  balance of payments position;

  international trade restrictions; and

  international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary and affiliate in the PRC. Our principal operating subsidiary and controlled affiliate, Kalington Consulting and Longhai, respectively, are subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may have difficulty enforcing judgments against us.

Our principal operating subsidiary and affiliate, Kalington Consulting and Longhai, respectively, are located in the PRC. We conduct most of our current operations in the PRC, and most of our assets are located outside the United States. In addition, most of our officers and directors are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are also located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiary and/or controlled affiliate. It may also be difficult for you to enforce in U.S. courts judgments predicated on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

All of our revenues are generated in RMB and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future. Please refer to a further discussion of exchange rates on page 27 of this document.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiary’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by Kalington Consulting, our PRC subsidiary. PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary or affiliate, limit our PRC subsidiary’s and affiliate’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have advised our shareholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary and affiliate. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiary’s and affiliate’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s and affiliate’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Longhai constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s) it must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

On March 18, 2010, Mr. Chaojun Wang, our Chief Executive Officer, who is a PRC citizen, entered into a call option agreement with Mr. Jinhai Guo, a US passport holder and the sole shareholder of Merry Success Limited, our principal shareholder after the reverse acquisition. Under the call option agreement, Mr. Wang shall have right and option to acquire up to 100% shares of Merry Success Limited for fixed consideration within the next 3 years. The call option agreement also provides that Mr. Guo shall not dispose any of the shares of Merry Success Limited without Mr. Wang’s consent.

The PRC regulatory authorities may take the view that the reverse acquisition transaction and related transaction documents are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, the Founder will become majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiary. The PRC regulatory authorities may also take the view that the registration of the reverse acquisition with the Beijing office of the PRC State Administration of Industry and Commerce, or AIC, and the filings with the SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rule, we cannot assure you that we will be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiary. Additionally, the PRC regulatory authorities may take the view that the Acquisition constitutes a transaction that requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiary’s business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiary. But we cannot assure you that such contractual arrangements will be protected by PRC law or that we can receive as complete or effective economic benefit and overall control of our Chinese subsidiary’s business as if we had direct ownership of our Chinese subsidiary. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiary, our business and financial performance will be materially adversely affected.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the New EIT Law effective on January 1, 2008, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation to non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management primarily reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make all of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our company and its affiliate, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees, and we have implemented a policy to comply specifically with the FCPA. In spite of these efforts, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our company and its affiliate may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training. In addition, we may need to rely on a new and developing communication infrastructure to efficiently transfer our information from retail outlets to our headquarters. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTCQB™ marketplace, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB™ marketplace, under the symbol “ACTN.” The OTCQB™ marketplace is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ. The quotation of our shares by the OTCQB™ marketplace may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We are submitting an application to list our common stock on the NASDAQ Global Market under the symbol “LHAI,” concurrently with the filing of the registration statement of which this prospectus is a part, however, we cannot assure you that we will be able to meet the NASDAQ initial listing standards, or that we will be able to maintain such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our Articles of Incorporation and Bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our Articles of Incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. These terms may include preferences as to dividends and liquidation, voting rights, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Nevada corporate law and our Articles of Incorporation and Bylaws also contain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

  deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

  require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

  allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

Mr. Chaojun Wang, through his option to purchase Merry Success Limited, is the beneficial owner of approximately 51% of our outstanding voting securities, prior to commencement of this offering and will have [____]% upon completion of this offering. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our board of directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

DETERMINATION OF OFFERING PRICE

The public offering price of the units and the exercise price and other terms of the warrants were negotiated between us and the underwriters, based on the trading prior to the offering, among other things. Other factors considered in determining the public offering price of the units and the exercise price and other terms of the warrants include the history and prospects of the company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of units in this offering, assuming the sale of all of the units offered in this offering and a public offering price of $[___] per unit after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $[___] million.

We intend to use the net proceeds of this offering as follows:

1)

10.0% of net proceeds will be used to pay our lease expenses under the 5 year operation lease we have entered for a newly constructed wire plant adjacent to our current facilities. The new facility will have an area over 970,000ft2 and an annual capacity of 600,000MT, which would be an increase in production capacity of up to 67%. The new facility will be leased at a yearly cost of $2 million from the Longhai Group, which is related to Longhai. Although we have executed this lease with the Longhai Group, lease payments will not commence until the facility is delivered to Longhai in turn-key condition. Based on currently available information from the Longhai Group, we expect that this delivery will occur before January 31, 2011.

2)

85.0% will be used to finance the purchase of raw materials and other working capital needs to increase production at the new facility. Our primary raw material is steel billet, which accounts for approximately 95% of our raw material costs.

3)	5.0% will be used for Sarbanes Oxley Compliance and professional fees.

The proceeds from the exercise of any warrants issued as part of the units will be used for working capital.

We will have broad discretion over the manner in which the net proceeds of the offering will be applied, and we may not use these proceeds in a manner desired by our shareholders. Although we have no present intention of doing so, future events may require us to reallocate the offering proceeds.

CAPITALIZATION

The following table sets forth our capitalization (i) as of June 30, 2010, and (ii) as adjusted as of that date to give effect to the application of the estimated net proceeds of this offering (at an assumed public offering price of $[____] per unit). This table should be read in conjunction with our consolidated financial statements and the related notes, appearing elsewhere in this prospectus.

	June 30,		June 30,
	2010		2010
			(as adjusted)

Cash and cash equivalents	$592,938		$211,416
Due to related parties, short term portion	$541,019		$90,026
Shareholder’s equity:
100,000,000, par value $.0001, authorized, actual and as adjusted;
10,000,000* and [____] million shares of common stock, issued and outstanding, actual and as adjusted	$10,000	$	[____]
Statutory surplus reserves	450,363
Accumulated other comprehensive income	954,781		806,818
Additional paid-in capital	3,051,150		[____]
Retained earnings	31,290,322		[____]
Total shareholder’s equity	35,756,616		[____]
Total capitalization	$36,297,635	$	[____]

__________
* After giving effect to the 1-for-125 reverse split effective on July 16, 2010.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the OTCQB™ marketplace, under the symbol “ACTN.” The closing bid price for our common stock on July 19, 2010 was $15.00 per share, as reported by the OTCQB™ marketplace, after giving effect to the 1-for-125 reverse split effected on July 16, 2010. We expect that upon consummation of this offering, our common stock will be separately listed on the NASDAQ Global Market under the symbols “LHAI”. The warrants included in the units will not publicly trade.

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices(1)
	High	Low

Year Ended December 31, 2010
First Quarter	$30.00	$7.50
Second Quarter	23.75	8.875
Third Quarter	15.00	0.12
Fourth Quarter (through October 12, 2010)	15.00	15.00

Year Ended December 31, 2009
First Quarter	3.75	1.25
Second Quarter	3.75	0.9375
Third Quarter	10.00	7.50
Fourth Quarter	3.125	7.50

Year Ended December 31, 2008
First Quarter	8.75	6.25
Second Quarter	6.25	6.25
Third Quarter	3.75	3.75
Fourth Quarter	6.25	6.25

________________
(1) The above table sets forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated, after giving effect to the 1-for-125 reverse split effected on July 16, 2010.

Holders

As of October 11, 2010 there were approximately 486 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. We are subject to the information reporting requirements of the Exchange Act. As such, we file annual, quarterly and current reports and other documents with the SEC. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future.  The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options, other than an option for the purchase of up to 200,000 shares of the Company’s Common Stock issued to a company executive in connection with his employment.

Recent Sales of Unregistered Securities

On March 26, 2010, we issued 10,000 shares of our Series A Preferred Stock to the shareholders of Kalington. The total consideration for the 10,000 shares of our Series A Preferred Stock was 10,000 ordinary shares of Kalington, which is all the issued and outstanding capital stock of Kalington. On July 16, 2010, we effected a 1-for-125 reverse split of our outstanding common stock, after which shares of our Series A Preferred Stock owned by the shareholders of Kalington automatically converted into shares of common stock on the basis of 1 share of Series A Preferred Stock for 985 shares of common stock. This resulted in the automatic conversion of the 10,000 outstanding shares of Series A Preferred Stock into 9,850,000 shares of common stock, constituting 98.5% of our outstanding common stock. The number of our shares issued to the shareholders of Kalington was determined based on an arm’s length negotiation. The issuance of our shares to the shareholders of Kalington was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On March 26, 2010, we issued 7,450,000 shares of our Common Stock (equivalent to 59,600 shares of common stock on a post split basis) to Goodwin Ventures, Inc. in consideration for Goodwin Ventures, Inc. paying off approximately $90,000 in liabilities incurred by LSI prior to the reverse merger acquisition. The issuance of our shares to Goodwin Ventures, Inc. was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

We issued securities in reliance upon Rule 506 of Regulation D of the Securities Act. These shareholders who received the securities in such instances made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

On Ju1y 16, 2010, we effected a 1-for-125 reverse split of our outstanding common stock, after which shares of our Series A Preferred Stock automatically converted into shares of common stock on the basis of 1 share of Series A Preferred Stock for 985 shares of common stock. This resulted in the automatic conversion of the 10,000 outstanding shares of Series A Preferred Stock into 9,850,000 shares of common stock, constituting 98.5% of our outstanding common stock.

Purchases of Equity Securities

No repurchases of our common stock were made during the fiscal year ended December 31, 2009 or during the first three quarters of 2010.

Transfer Agent and Registrar

Our independent stock transfer agent is Pacific Stock Transfer, LLC. Their mailing address is 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119, and their phone number is (702) 361-3033.

DIVIDEND POLICY

In the past, we have not distributed earnings to shareholders. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Substantially all of our revenues are earned by Longhai or Kalington Consulting, our PRC controlled affiliate and subsidiary, respectively. PRC regulations restrict the ability of our PRC affiliate and subsidiary to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiary and affiliate only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary and affiliate are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Securities

After this offering, there will be outstanding              shares (assuming no exercise of the underwriters’ overallotment option), or                  shares (assuming full exercise of the underwriters’ overallotment option) of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 and Rule 701 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Lock-Up Arrangements

In connection with this offering, we, each of our executive officers and directors, have entered into lock-up agreements described under “Underwriting” that restrict the sale of shares of our common stock for up to 180 days after the date of this prospectus, subject to an extension in certain circumstances. Following the expiration of the lock-up period, the selling stockholder will have the right, subject to certain conditions, to require us to register the sale of its remaining shares of our common stock under federal securities laws. By exercising its registration rights, and selling a large number of shares, the selling stockholder could cause the prevailing market price of our common stock to decline.

Following the lock-up periods, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly trading volume in the shares on the New York Stock Exchange during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, and the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Certain Stock Options

On April 1, 2010, Dr. Kornotzki’s stock options to purchase 100,000 shares of the common stock have vested. On March 31, 2011, his options to purchase 50,000 shares of the common stock will have vested and on March 31, 2012, his option to purchase 50,000 shares of the common stock will have vested. When the options are exercised, such shares issuable on exercise thereof, when registered under a Form S-8 Registration Statement, will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares. For a discussion of key terms of Dr. Kornotzki’s stock options, see "Summary of Employment Agreements and Material Terms".

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Longhai was originally formed on August 26, 2008 as a result of a carve-out from the Longhai Steel Group. We are a manufacturer of steel wire products in eastern China. Demand for our steel wire is driven primarily by spending in the construction and infrastructure industries. We have benefited from strong fixed asset investment and construction growth as the PRC has rapidly urbanized and invested in modernizing its infrastructure.

Our principal business is the production of steel wire ranging from 6.5mm to 10mm in diameter. We operate two wire production lines, which have a combined annual capacity of approximately 0.9MMT. Our products are sold to a number of distributors who transport the wire to nearby wire processing facilities. Our wire is then further processed by these third party wire refiners into a variety of products such as nails, screws, and wire mesh for use in reinforced concrete and fencing. Our facilities and head offices are located in the town of Xingtai in southern Hebei Province.

On March 26, 2010, we completed a reverse acquisition transaction through a share exchange with Kalington Limited (hereafter referred to as “Kalington”), a Hong Kong entity established on November 5, 2009, and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Kalington in exchange for 10,000 shares of our Series A Preferred Stock which constituted 98.5% of our issued and outstanding capital stock on an as-converted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Kalington became our wholly-owned subsidiary and the former stockholders of Kalington became our controlling stockholders. The share exchange transaction with Kalington and the Shareholders was treated as a reverse acquisition for accounting and financial reporting purposes, with Kalington as the acquirer and us as the acquired party. After the reverse acquisition, we changed our name to Longhai Steel Inc. By virtue of our ownership of Kalington, we also own Xingtai Kalington Consulting Service Co., Ltd. ("Kalington Consulting"), which is a wholly owned foreign subsidiary of Kalington and which effectively and substantially controls Xingtai Longhai Wire Rod Co. Ltd., a company organized under the laws of the PRC ("Longhai PRC"), through a series of captive agreements known as variable interest agreements (the “VIE Agreements”) with Kalington Consulting.

On July 16, 2010, the Company effected a 1-for-125 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”).  ”).  Upon the date of the Reverse Stock Split all of the issued and outstanding shares of Series A Preferred Stock automatically converted into 9,850,000 shares of common stock. Following the effectiveness of the Reverse Stock Split and conversion of Series A Preferred Stock into common stock, there were 10,000,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese Economy - We operate our facilities in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of over 10% in gross domestic product from 1996 through 2008. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate

  Supply and Demand in the Steel Market – We are subject to macroeconomic factors dictating the supply and demand of steel and wire in the PRC. Steel commodity prices have been volatile in the past, and while they have stabilized since the first quarter of 2009, our revenues and earnings could be dramatically affected by increases and decreases in raw material and wire costs

  Infrastructure and Construction Growth – We have in the past benefited from strong growth in fixed asset investment in roads, residential and commercial construction, bridges and other fundamental infrastructure and construction projects in the PRC. As the Chinese economy matures and develops, we expect this growth to slow and fixed asset investment to fall as a percentage of GDP, however, we believe demand for our products will remain strong for many years to come

  Expansion Plans - We intend to grow our business through expansion of production capacity. We expect to use 10.0% of our proceeds from this offering for a 5 year operation lease for a newly constructed wire plant adjacent to our current facilities, and 85.0% of our proceeds from this offering to finance the purchase of raw materials and other working capital needs to increase production at the new facility . If we successfully expand our production capacity, we should be able to gain new customers in new markets.

Taxation

United States and Hong Kong

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States due to the fact that we operate a VIE structure in China. Our subsidiary, Kalington, is incorporated in Hong Kong and is taxed on profits generated in Hong Kong at the rate of 16.5%. However, since Kalington is merely a holding company, we do not expect to generate any profits in Hong Kong or be subject to such taxes.

People’s Republic of China

Income Taxes – We account for income taxes in accordance with ASC 740 “Income Taxes.” ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future deductibility is uncertain. There was no deferred tax asset or liability for the years ended December 31, 2009 and 2008.

Because all of our operations are conducted in the PRC, we are governed by the Income Tax Law of the PRC applied to privately-run enterprises. On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Before the implementation of the New EIT Law, foreign invested enterprises (“FIE’s”) established in the PRC, unless granted preferential tax treatment by the PRC government, were generally subject to an earned income tax, or EIT, at the rate of 33%, which included a 30% state income tax and a 3% local income tax. The New EIT Law and its implementing rules impose a unified EIT rate of 25% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the New EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

In fiscal years 2009 and 2008 we were subject to tax at a statutory rate of 25%, on income reported in the statutory financial statements after appropriated tax adjustments in the relevant periods. Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Value Added Taxes – We are also subject to value added tax, or VAT, on the sale of merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, we pay VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes which are determined to be late or deficient. According to PRC tax laws, any potential tax penalty payable on late or deficient payments of this tax could be between zero and five times the amount of the late or deficient tax payable, and will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due. As of December 31, 2009 and 2008, we accrued zero and $1,328,830, respectively, of unpaid value-added taxes.

Results of Operations

Comparison of Six Months Ended June 30, 2010 and June 30, 2009 (Unaudited)

The following table sets forth key components of our results of operations during the six month periods ended June 30, 2010 and 2009, both in dollars and as a percentage of our revenues.

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
		% of		% of
	Amount	Revenues	Amount	Revenues
Net revenues	$234,378,730		$189,793,620
Cost of Sales	(227,358,937)	97.0%	181,981,027	95.9%
Gross profit	7,019,793	3.0%	7,812,593	4.1%
General and administrative expenses	(1,085,430)	0.5%	(518,249)	0.3%
Income from operations	5,934,363	2.5%	7,294,344	3.8%
Income before income tax	5,608,560	2.4%	7,220,815	3.8%
Income tax expense	(1,501,211)	0.6%	(1,805,204)	1.0%
Net income	4,107,349	1.8%	5,415,611	2.9%
Other comprehensive income	147,963	0.1%	25,382
Comprehensive income	$4,225,312	1.8%	$5,440,993	2.9%

* less than 0.1%

Net Revenues .. Net revenues consists of revenue from the sale of steel wire and scrap metal.  Our net revenues increased to $234.38 million in the six months ended June 30, 2010 from $189.79 million in the same period in 2009, representing a 23.5% increase. This increase was due to a period over period increase in sales volume from 442 thousand metric tons to 466 thousand metric tons, representing period over period growth of 5.5%.  Furthermore, our average sales price of wire per ton increased 17.0% period over period.

Below is a graph detailing the unaudited average wire and billet prices (less value added tax) we experienced in the market over the period.

Cost of Sales . Our cost of sales increased $45.38 million, or 24.9%, to $227.36 million in the six months ended June 30, 2010, from $181.98 million in the same period in 2009. The cost of sales as a percentage of revenues increased from 95.9% to 97.0% between the periods. Our cost of sales is largely dictated by movements in steel billet prices as billet represented 96.7% of our cost of goods sold in the six months ended June 30, 2010, and 96.1% in the six months ended June 30, 2009. This increase in cost of goods sold as a percentage of revenue was due to an increase of 19.1% in the average cost of billet per ton of wire sold period over period.

Gross Profit and Gross Margin. Our gross profit decreased $0.79 million to $7.02 million in the six months ended June 30, 2010 from $7.81 million in the same period in 2009. Gross margin declined from 4.1% for the six months ended June 30, 2009 to 3% for the six months ended June 30, 2010.  The decrease in gross margin was primarily due to the narrowing of the spread between billet purchase price and wire sales prices discussed above as billet prices increased more than wire prices.  While growth in infrastructure and construction economies remained robust, the steel wire market prices were softer in comparison to billet than expected due to strong local supply of wire during the second quarter of 2010, which was caused by producers in our market stockpiling inventory in the first quarter.  Our inventory had been accumulated in the first quarter in an attempt to improve profitability by taking advantage of a general increase in steel and steel wire prices. It is not a typical management approach. Inventory has been back to normal levels in the second quarter.  We expect that local investment in fixed assets and necessary infrastructure projects will continue to drive wire demand and that our gross margins will rebound in the near future.

General and Administrative Expenses. Our general and administrative expenses increased $0.58 million to $1.10 million in the six months ended June 30, 2010, from $0.52 million in the same period in 2009. The majority of the increase is due to a stock option granted to an executive valued at $0.4 million.  Other general and administrative expenses increased due to increased payments for social insurance and expenses related to becoming a publicly traded company.

Income Before Income Taxes. Our income before income taxes decreased to $5.60 million in the six months ended June 30, 2010 from $7.22 million in the same period in 2009. This decrease was due to a decrease in our gross profit as discussed above.

Income Tax. Income tax decreased to $1.50 million in the six months ended June 30, 2010 from $1.81 million in the same period in 2009 as we had lower taxable income.

Net Income. In the six months ended June 30, 2010, we generated net income of $4.11 million, compared to $5.41 million in the same period in 2009. This decrease was primarily attributable to the factors discussed above.

 Liquidity and Capital Resources

At June 30, 2010, we had cash and cash equivalents of $592,938, consisting primarily of cash on hand and demand deposits. The following table provides detailed information about our net cash flows for the six months ended June 30, 2010. To date, we have financed our operations primarily through cash flows from equity contributions by our shareholders.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in U.S. dollars)

	Six Months Ended
	June 30,
	2010	2009
Net cash provided by (used in) operating activities	$(38,940,605)	$58,0275852
Net cash provided by (used in) investing activities	(3,615,208)	(54,119,194)
Net cash used in financing activities	43,009,101	(4,205,353)
Effect of Exchange Rate Changes on Cash	23,110	(880)
Net Increase in Cash and Cash Equivalents	476,398	(295,845)
Cash and Cash Equivalents at Beginning of the Quarter	116,540	363,903
Cash and Cash Equivalents at End of the Quarter	592,938	68,058

Bank acceptance bills are common instruments used by companies in China to secure credit terms from their suppliers. The instruments feature a local bank guarantee of the payment risk, which is provided for a fee. In these arrangements, a company and a bank enter into a bank acceptance agreement pursuant to which the bank agrees to accept and pay when due the company's bills payable to the supplier. The company is required to place deposits with the bank in an amount equal to 100% of the face amount of such bills payable before the respective maturity date of each bill. The bank guarantees payment of the bills in the amount of the deposits therefor. The bank will use the deposits to pay the applicable bills payable at their respective maturity dates. The service fee is typically 0.05% of the face amount of such bills.

As stated above, the banks require those who use bank acceptance bills as form of payment to make a deposit that equals 100% of the face value of the bills by the time the bills become due. We do not use bank acceptance bills to pay suppliers and thus are not required to place deposits with banks. Instead, we collect bank acceptance bills from our retail customers.

Our non-wholesale clients frequently use bank acceptance bills to pay us, often several months in advance. Cashing in those bank acceptance bills with the bank before they become due allows us to get access to bank funds at a lower rate than the bank's normal loan interest rate.

Operating activities

Net cash used in operating activities was $38.94 million for the six months ended June 30, 2010, as compared to net cash provided by operating activities of $58.03 million for the same period in 2009.

Our cash flows from operating activities changed significantly because we took measures to eliminate loans to related parties. We had previously passed prepayments from our wholesale customers straight to the Longhai Steel Group to provide liquidity to the Longhai Steel Group for iron ore purchases. In consideration of those prepayments, these wholesale customers would receive a discount on our steel wire, and Longhai Steel Group would reimburse us for these discounts. This was treated as a loan to a related party, and the reimbursement for the discounts granted to wholesale customers were recorded as financing income according to US GAAP. The passed-through prepayments were recorded as cash used in financing activities.

Management determined to eliminate this type of related party transactions and instead conduct business with the Longhai Steel Group on an arms-length basis as of the second quarter of 2010. This action required that the loan granted to Longhai Steel Group be repaid. This resulted in a reduction of approximately $42 million in operating cash that was accompanied by a matching increase in cash from financing activities.

Wholesale customers prepay large amounts in order to get a discount on our steel wire. These prepayments cover up to 3 months’ of deliveries. We continue to deliver steel wire until the prepayments are exhausted, at which time the prepayments are replenished by the customer. Occasionally, delivery takes place before the top-up payments arrive, which may result in comparatively small accounts receivable that are usually cleared during the course of the following month. We typically collect cash on or before delivery from non-wholesale customers. This practice does not cause any cost risk as all purchases and sales are priced according to market price in effect on the day of the transaction.

Investing activities

Net cash used in investing activities for the six months ended June 30, 2010 was $3.62 million, as compared to net cash used in investing activities of $54.12 million during the same period of 2009. This decrease in cash used in investing activities was mainly due to repayment of a loan by a related party as discussed above.

Financing activities

Net cash provided by financing activities for the six months ended June 30, 2010 was $43.01 million, as compared to net cash in the amount of $4.21 million used in financing activities during the same period of 2009.  The cash inflow in financing activities for the six months ended June 30, 2010 mainly consisted of repayment of a loan by a related party as discussed above.

We have no material commitments for capital expenditures.

We believe that our cash on hand and cash flows from operations will meet our present cash needs, but we may require additional cash resources to implement our expansion through the acquisition of additional facilities. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects. On July 20, 2010, we have filed a registration statement with the SEC in order to be able to issue additional common stock at a proposed maximum offer price of 20 million U.S. Dollars for the purpose of expanding our business through acquisitions and to better meet our working capital needs.

Comparison of Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth key components of our results of operations during the twelve months ended December 31, 2009 and 2008, both in U.S. dollars and as a percentage of our revenues. As the reverse acquisition of Kalington was entered into after December 31, 2009 and during the periods indicated Longhai was the only entity in our combined business that had operations, the results of operations below refer only to that of Longhai.

	Fiscal Year Ended		Fiscal Year Ended
	December 31, 2009		December 31, 2008
		% Net		% Net
	Amount	Sales	Amount	Sales
Revenues	$373,660,461	100.0%	$511,487,983	100.0%
Cost of revenues	356,833,041	95.5%	492,792,919	96.3%
Gross profit	16,827,420	4.5%	18,695,064	3.7%
General and administrative expenses	1,114,016	0.3%	798,083	0.2%
Operating Income	15,713,404	4.2%	17,896,981	3.5%
Other income & interest expense	(116,591)	0.0%	(111,161)	0.0%
Income Before Income Taxes	15,596,813	4.2%	17,785,820	3.5%
Income taxes	3,899,203	1.0%	4,446,455	0.9%
Net income	$11,697,610	3.1%	$13,339,365	2.6%

Revenues. Our revenues decreased to $373,660,461 in the twelve months ended December 31, 2009 from $511,487,983 in the same period in 2008, representing a 26.9% decrease year-over-year. This decrease was mainly due to a sharp decline in the prices of steel and steel wire. We experienced no change in our manufacturing output year over year, as we operated at nearly full capacity during both 2008 and 2009, producing 859,000 MT of wire in 2008 and 848,000 MT in 2009. The graph below shows the (unaudited) average sales price of steel wire versus the purchase price we experienced in the marketplace for the past two years:

Steel wire sales prices fell 45% from a high of RMB 5,133 (approximately $755) per metric ton in June of 2008 to a low of RMB 2,802 (approximately $411) per metric ton in March of 2009. Our average purchase price for steel billet reached a peak in May 2008 at RMB 4,766 (approximately $701) per metric ton and fell to a low of RMB 2,540 (approximately $374) per metric ton in March of 2009, a decline of 46.7%. Throughout this period of intense volatility we were able to maintain positive margins throughout every fiscal quarter due to our inventory systems and controls and sales model.

Cost of revenues .. Our cost of revenues decreased to $356,833,041 in the twelve months ended December 31, 2009 from $492,792,919 in the same period in 2008. The cost of goods sold as a percentage of revenues declined from 96.3% to 95.5%, mainly due to greater efficiencies in our cost control program.

Gross Profit and Gross Margin. Our gross profit decreased from $18,695,064 in 2008 to $16,827,420 in 2009. Gross margin as a percentage of net revenue increased 0.8 percentage points to 4.5% in 2009, from 3.7% in 2008. The increase in gross margin was primarily due to greater production efficiencies and a larger spread between steel and steel wire prices.

General and Administrative Expenses .. Our general and administrative expenses increased by 39.6% to $1,114,016 in 2009 from $798,083 in 2008, primarily due to an increase in business taxes and surcharges during the 2009 period. This increase was, as a percentage of revenues, an increase of 0.1 percentage points.

Other Income .. Other income, attributable to interest expense and other expenses, remained at roughly the same level over the two year period, at $(116,591) for 2009 and $(111,161) in 2008.

Income before Income Taxes .. Our income before income taxes decreased to $15,596,813 in 2009 from $17,785,820 in 2008. This decrease was mainly due to the change in commodity prices discussed above.

Income Tax .. Income tax fell to $3,899,203 in 2009 from $4,446,455 in 2008. The decrease was due to lower net income, as our income tax rate remained constant at 25%.

Net Income .. In the twelve months ended December 31, 2009, we generated net income of $11,697,610, a decrease of 12% from $13,339,365 in the same period in 2008 primarily due to the change in commodity prices discussed above.

Liquidity and Capital Resources

As of December 31, 2008, we had cash and cash equivalents of $363,903, consisting primarily of cash on hand and demand deposits.

As of December 31, 2009, we had cash and cash equivalents of $115,510, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus. To date, we have financed our operations primarily through cash flows from operations and equity contributions by our shareholders.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow (all amounts in U.S. dollars)
	Year Ended
	December 31,
	2009	2008
Net cash provided by operating activities	$30,776,570	$2,607,070
Net cash used in investing activities	(29,565,474)	-
Net cash used in financing activities	(1,468,253)	(2,449,545)
Effect of Exchange Rate Changes on Cash	8,764	206,378
Net (Decrease) Increase in Cash and Cash Equivalents	(248,393)	363,903
Cash and Cash Equivalents at Beginning of the Year	363,903	-
Cash and Cash Equivalents at End of the Year	115,510	363,903

Operating activities

Net cash provided by operating activities was $30,776,570 for the twelve months ended December 31, 2009, as compared to $2,607,070 for the same period in 2008. The net cash provided in 2009 came from operations and prepayments from our customers.

Investing activities

Net cash used in investing activities for the twelve months ended December 31, 2009 was $29,565,474, as compared to $Nil net cash used in investing activities during the same period of 2008. This amount was mainly due to advances made to Longhai Steel Group. See-- “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons” on page 44 of this prospectus.

Financing activities

Net cash used in financing activities for the twelve months ended December 31, 2009 was $1,468,253, as compared to $2,449,545 during the same period of 2008, primarily as a result of repayments on loans to related parties.

Inflation

Inflation has not had a material effect on our business and we do not expect that inflation will materially affect our business in the foreseeable future. Our management closely monitors price changes in the steel industry and continuously maintains effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows have not historically been subject to seasonal variations, however, the first quarter is usually the slowest quarter because fewer projects are undertaken during and around the Chinese spring festival.

Significant Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition

Retail sales are recognized at the point of sale to customers, are recorded net of estimated returns, and exclude VAT. Wholesales to contracted customers are recognized as revenue at the time the product is shipped and title passes to the customer FOB shipping point.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those estimates.

Accounts Receivable

Accounts receivable consists of unpaid balances due from wholesale customers. Such balances generally are cleared in the subsequent month when the wholesale customers place another order. We do not provide an allowance for doubtful accounts because we have not experienced any credit losses in collecting these amounts from wholesale customers.

Impairment of Long-Lived Assets

We account for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires us to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value. There was no impairment of long-lived assets for the six month periods ended June 30, 2010 and 2009 or the years ended December 31, 2009 or 2008.

Inventories

Merchandise inventories are stated at the lower of cost or market. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a salable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase as our projected demand requirements or decrease due to market conditions and product life cycle changes. We estimate the demand requirements based on market conditions, forecasts prepared by customers, sales contracts and orders in hand.

In addition, we estimate net realizable value based on intended use, current market value and inventory ageing analyses. We write down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions.

Comprehensive Income

We have adopted the provisions of ASC 220 “Reporting Comprehensive Income,” which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.

ASC 220 defines comprehensive income as comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. Our other comprehensive income arose from the effect of foreign currency translation adjustments.

Foreign Currency Translation

Our reporting currency is the U.S. dollar. The functional currency of our PRC subsidiary and affiliate is the Renminbi (RMB). The financial statements of our PRC subsidiary are translated to U.S. dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues, expenses and cash flows. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. Translation adjustments resulting from this process are included in “accumulated other comprehensive income” in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The balance sheet amounts with the exception of stockholders’ equity at June 30, 2010 were translated at the rate of 6.8086 RMB to $1.00 as compared to 6.8376 RMB to $1.00 at December 31, 2009. The stockholders’ equity accounts were stated at their historical exchange rate. The average translation rates applied to the income and cash flow statement amounts for the six months ended June 30, 2010 and 2009 were 6.83476 RMB and 6.84659 RMB to $1.00, respectively.

Translation adjustments resulting from this process are included in “accumulated other comprehensive income” in the consolidated statement of stockholders’ equity and were $954,781 and $806,818 as of June 30, 2010 and December 31, 2009, respectively.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R (now included in ASC 805), “Business Combinations” which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling  interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and for disclosure to enable evaluation of the nature and financial effects of the business combination. We adopted this standard as of January 1, 2009 and do not expect it to have an impact on our financial statements

In December 2007, the FASB issued SFAS No. 160 (now ASC 810-10), "Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” ASC 810-10 introduces significant changes in the accounting and reporting for business acquisitions and non-controlling  interest in a subsidiary. ASC 810-10 also changes the accounting and reporting for the deconsolidation of a subsidiary. Companies are required to adopt the new standard for fiscal years beginning after January 1, 2009. We adopted this standard effectively January 1, 2009 and the adoption of this ASC did not have a material impact on the company’s consolidated financial statements

Effective July 1, 2008, we adopted SFAS No. 157 (now ASC 820), “Fair Value Measurements,” which provides guidance on how to measure assets and liabilities that use fair value. ASC 820 applies whenever another US GAAP standard requires (or permits) measurement of assets or liabilities at fair value, but does not expand the use of fair value to any new circumstances. We also adopted FASB Staff Position ("FSP") No. FAS 157-2, which allows us to partially defer the adoption of ASC 820. This FSP defers the effective date of ASC 820 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Nonfinancial assets and nonfinancial liabilities include all assets and liabilities other than those meeting the definition of a financial asset or financial liability as defined in paragraph 6 of Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The adoption of ASC 820 had no impact on our financial statements

In May 2009, the FASB issued SFAS No. 165 (now ASC 855), “Subsequent Events,” which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. ASC 855 is effective for interim and annual periods ending after June 15, 2009. The adoption of ASC 855 did not have a material impact on our financial position, results of operations or cash flows

In June 2009, the FASB issued Update No. 2009-01 (ASU 2009-01), “Generally Accepted Accounting Principles.” ASU 2009-01 establishes “The FASB Accounting Standards Codification”, or Codification, which became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. On the effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. ASU 2009-01 is effective for interim and annual periods ending after September 15, 2009. We will adopt the provisions of ASU 2009-01 for the period ended September 30, 2009. There will be no impact on our operating results, financial position or cash flows as a result of adoption

We do not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows

Quantitative and Qualitative Disclosures about Market Risk

We have exposure to several types of market risk: changes in foreign currency exchange rates, interest rates and commodity prices. We neither hold nor issue financial instruments for trading purposes nor do we make use of derivative instruments to hedge the risks discussed below. The following sections provide quantitative information on our exposure to market risks. Our use of sensitivity analyses are inherently limited in estimating actual losses in fair value that can occur from changes in market conditions.

Foreign Currency Exchange Rates

All of our sales revenues are collected in and substantially all of our expenses are paid in the Chinese Renminbi. We face foreign currency rate translation risk when our results are translated to U.S. Dollars. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution.

The Chinese Renminbi had remained stable against the U.S. Dollar at approximately 8.28 RMB to 1.00 U.S. Dollar for several years and it was not until July 21, 2005 that the Chinese currency regime was altered, with a 2.1% revaluation versus the U.S. Dollar. This move initially valued the Renminbi at 8.11 RMB per U.S. Dollar. In addition, the Renminbi is no longer linked to the U.S. currency but rather to a basket of currencies with a 0.3% margin of fluctuation. However, there remains international pressure on the Chinese government to adopt an even more flexible currency policy and since June 30, 2009 the exchange rate has remained stable at 6.8307 Yuan to 1.00 U.S. Dollar until June 30, 2010 when the Chinese Central Bank allowed a further appreciation of the RMB by 0.43% to 6.798 RMB to 1.00 U.S. Dollar. The exchange rate of Renminbi is subject to changes in China’s government policies which are, to a large extent, dependent on the economic and political development both internationally and locally and the demand and supply of Renminbi in the domestic market. There can be no assurance that such exchange rate will continue to remain stable in the future amongst the volatility of currencies, globalization and the unstable economies in recent years. Since (i) our income and profit are denominated in Renminbi, and (ii) the payment of dividends, if any, will be in U.S. dollars, any decrease in the value of the Renminbi against other foreign currencies would adversely affect the value of the shares and dividends payable to shareholders, in foreign currency terms.

Commodity Prices

We are generally exposed to commodity price swings. Although there is no guaranteed correlation, steel wire prices generally fluctuate with steel prices, but the differential between market prices of steel billet and steel wire also fluctuates. Although we generally hold inventory for the duration of our 24-hour production cycle, sudden changes in the market price of steel and wire may directly impact the valuation of inventory and goods in progress, which influences earnings. So long as the market price differential between billets and wire does not shrink disproportionally, rising steel prices generally work in our favor as inventory purchased at lower prices would appreciate in such a scenario, resulting in additional profits when the wire is sold.

OUR BUSINESS

Business Overview

Through our PRC operating variable interest entity, Xingtai Longhai Wire Rod Co. Ltd., Ltd., we are a manufacturer of steel wire products in eastern China. We produce steel wire ranging from 6.5mm to 10mm in diameter on two wire production lines, which have a combined annual capacity of approximately 900,000 metric tons. Our products are sold to a number of distributors who transport the wire to nearby wire processing facilities. Our wire is then further processed by these third party wire refiners into a variety of products such as nails, screws, and wire mesh for use in reinforced concrete and fencing.

We sell our products to a number of distribution companies that transport our wire to nearby wire processors. Our products are manufactured on an on-demand basis and we usually collect payment in advance. Sales prices are set at the market price for wire on a daily basis. Our customers generally prepay for their orders, and the final price may be adjusted to the market price on the day of pick up. This allows us to maintain a low inventory of both wire and billet, and protects us from exposure to commodity price volatility, except with respect to any changes in pricing that may occur between production and delivery. In order to increase sales and be competitive in the market, we occasionally offer discounted wholesale prices to customers at our discretion. Our sales efforts are directed toward developing long term relationships with customers who are able to purchase in large quantities. During the year ended December 31, 2009, our top five distributors accounted for 39% of our revenues, and during the three months ended June 30, 2010, our top five distributors accounted for 43.9% of our revenues.

Our production facilities are located at a 107,000 square meter property in Xingtai, Hebei Province. Our production facilities include a fifth generation Morgan steel rolling mill.  We believe our rolling and drawing facilities are among the most advanced in the world.

All our business has been conducted in Renminbi, the official currency of China. Renminbi is still not a free floating currency. The value of Renminbi is subject to changes in the Chinese government’s policies and depends to a large extent on China’s domestic and international economic and political developments, as well as supply and demand in the local market. The Renminbi has slowly but steadily appreciated against the U.S. dollar since July 2005.

Our revenues increased from $238,644,939 in fiscal year 2007 to $511,487,983 in fiscal year 2008, representing a growth rate of approximately 214%, primarily due to our ramping up our capacity during the 2008 period, but decreased in the 2009 fiscal year to $373,660,461, primarily due to a sharp decline in the price of steel wire caused by the global economic downturn during the period, though our gross margins improved markedly as we improved our operational efficiency. Our revenues increased from $89,061,713 in the three months ended June 30, 2009, to $105,976,651 in the same 2010 period, representing a growth rate of approximately 19%.

Our Industry

China is the world’s largest producer of steel and it is estimated that annual production in 2009 was 567MMTand 323MMT in the first six months of 2010. Japan, the second largest producer, produces less than 20% of that amount. In total, China accounts for roughly 45% of global steel production. China’s steel industry, while enormous in total scale, is a fractured industry where a great number of producers each account for a small amount of total output. China’s steel industry includes a wide range of producers, including smaller, inefficient backyard operations, huge state owned enterprises beset with unnecessarily large, unionized labor forces and their accompanying pension burdens as well as newly constructed steel plants possessing facilities built according to the highest technology and efficiency standards in the world.

PRC Macroeconomic Drivers

The steel industry is a fundamental cornerstone of the economy and growth in the steel industry has coincided with consistent and strong growth in the PRC economy as a whole. It is estimated that real GDP year over year quarterly growth has been well over an average of 9% since 2000, with a low of 6.1% in the first quarter of 2009 and has rebounded through the second quarter of 2010:

We believe that GDP growth will gradually slow but remain positive on the whole as China industrializes further.

Steel Consumption, Construction and Fixed Asset Investment

Steel consumption in the PRC is highly correlated with nominal fixed asset investment. Construction is the largest driver of steel usage in China. The following table details steel consumption by economic sector; construction consumes the most steel by a wide margin.

Construction growth has been strong and has rebounded from the financial downturn in late 2008 robustly. We expect to continue to benefit from the housing and commercial needs created by urbanization trends and infrastructure trends in the future:

There is also a close relationship between steel consumption and fixed asset investment (FAI) in China. The PRC’s fixed asset investment as a portion of GDP has been historically strong and growing. It is estimated that in 2009, fixed asset investment comprised as much as 70% of GDP. The graph below details the rapid and strong growth in FAI:

The Steel Wire Market

China is estimated to have produced roughly 567MMT of steel wire in 2009 and 323MMT in the first six months of 2010. Steel wire is used in a variety of products and serves the construction industry.

The chart below details average steel wire prices we experienced since 2008 in our local market:

Steel wire prices, along with the majority of other commodities, had a strong run up in prices leading to a large collapse in 2008. Throughout the rapid increase and decline in commodity prices, we were able to maintain positive gross and net margins. We believe steel wire prices have stabilized and we expect them to gradually rise throughout 2010 and 2011 as demand increases due to new and ongoing construction projects.

Our Growth Strategy

We believe that the market for high quality steel wire will continue to grow in the PRC. The PRC has placed a temporary moratorium on new steel wire plant construction in an effort to encourage consolidation of facilities; therefore, our expansion plan is to build capacity through the acquisition of facilities at attractive prices from competitors who lack our management experience, efficient labor force, and financial resources. We plan to continue to improve margins through increased efficiencies in our production process and by adding higher grade steel wire to our product portfolio.

We intend to pursue the following strategies to achieve our goal:

  Expand production at a newly leased facility: On October 12, 2010, Longhai Steel entered into a 5 year operation lease for a newly constructed wire plant adjacent to our current facilities. The new facility will have an area over 970,000ft2 and an annual capacity of 600,000MT, which would be an increase in production capacity of up to 67%. The new facility will be leased at a yearly cost of $2M USD from the Longhai Group. The proposed wire plant will produce wire of a higher grade than the Company’s current product, and is anticipated to command higher margins. The facility will produce Carbon Structure Steel, Cold Heading Steel and Welding Rod Steel, with a diameter range of 5.5mm – 18mm, which has a wide range of applications such as steel wire rope, steel strand, steel belted radial tires and steel welding rod.

  Identify and acquire modern, high quality producers at low valuations: In light of the moratorium on building new wire making facilities in China, we plan to expand our business and operations through the acquisition of steel wire producers with production facilities in the vicinity of our current facilities. We expect to limit our acquisition targets to producers with facilities that have had a major overhaul or modernization of production machinery in the last 2-3 years, as we expect such facilities to achieve better production efficiency, lower maintenance costs and increased output, as compared to less modern facilities, and will help us to more rapidly achieve higher margins and increase our market share.

  Expansion to create economies of scale: We expect that our acquisition of modernized facilities will result in increased wire-making capacity, resulting in greater bargaining power with supplier and customer pricing and otherwise enable us to capitalize on economies of scale and/or widen our product portfolio to produce at higher margins.

Our Products

Our products are steel wires ranging in diameter from 6.5mm to 10mm. All our wires are manufactured in accordance to ISO9001-2000 quality management system standards. Our 6mm diameter wires also meet PRC national GB/700-88 standards, the PRC national standard for carbon structural steel. We ensure a low quantity of oxide in our wire to provide our downstream customers with the highest quality products for further processing. Our end customers process the wire into a variety of end products vital to construction and infrastructure, including but not limited to nails, screws, wire mesh, and fencing.

Longhai Steel Wire Products coming off production line and loading onto transport trucks

We sell 100% of our products in China, with approximately 80% being sold in Hebei province, our largest market. The industrial area in and around the nearby city of Hengshui contains one of the largest collective wire processing capacities in the world. Much of our wire is distributed in this area for further processing.

Domestic economic growth and the accompanying fixed asset investment in construction and infrastructure projects is the major macroeconomic driver of our growth.

Our Customers

We sell our products to a number of distribution companies that transport our wire to nearby wire processors. Our products are manufactured on an on-demand basis, and we usually collect payment in advance. Sales prices are set at the market price for wire on a daily basis. Our customers generally prepay for their orders, and the final price may be adjusted to the market price on the day of pick up. This allows us to maintain a low inventory of both wire and billet and largely protects us from exposure to commodity price volatility.

In order to increase sales and be competitive in the market, we occasionally offer discounted wholesale prices to newer or larger customers at our discretion. Our sales efforts are directed toward developing long term relationships with customers who we expect are or will be able to purchase in large quantities. During the year ended December 31, 2009, our top five distributors accounted for 38.8% of our revenues as follows:

Rank	Customer	Percentage of Total Revenues in 2009
1.	Beixin Jiancai Group Co., Ltd.	16.1%
2.	Hebei Huatong Wire and Cable Co. Ltd.	8.3%
3.	Beijing Jingtie Metal Materials Company	5.3%
4.	Guangxi Lianhang Investment Co., Ltd.	5.1%
5.	Guangxi Huazhan Investment Co., Ltd	3.9%
	Total	38.8%

We pride ourselves on our ability to meet our customers’ demand for high quality products, fast turnaround and timely delivery, and customer support. We believe that our ability to consistently meet or exceed these standards is critical to our success and market share. Our sales department currently has 20 full time employees.

Our Major Supplier of Raw Materials

The principal raw material used in our products is steel billet. In 2009, steel billet accounted for more than 95% of our production costs. We generally purchase billet only after a customer has made a wire order and therefore avoid a large inventory of billet. This insulates us from commodity price fluctuation risk associated with holding large quantities of raw materials. We are generally able to pass higher costs due to fluctuations in raw material costs directly through to our customers.

Prior to 2009, we purchased our steel billet at a slight discount from the Longhai Steel Group, an entity owned and controlled by our CEO, Chaojun Wang. However, since 2009, we have purchased our steel billet at prevailing market prices from third party trading companies who source their steel billet from local steel manufacturers, including the Longhai Steel Group. Our purchasing team monitors and tracks movements in steel billet prices daily and provides regular guidance to management to respond quickly to market conditions and aid in long term business planning.

The table below lists our top five suppliers as of December 31, 2009, showing the cumulative dollar amount of raw materials purchased from them during the fiscal year ended December 31, 2009 and the percentage of raw materials purchased from each supplier as compared to procurement of all raw materials.

		Cumulative	Percentage of
		Amount Purchased	Total Purchases
		During Fiscal Year	During Fiscal
Rank	Supplier’s name	2009 (US$)	Year 2009
1	Hebei Huaneng Industrial Development Co., Ltd.	209,632,751	62%
2	Beixin Jiancai Group Co., Ltd.	46,374,186	14%
3	Beijing Jingtie Metal Materials Company	68,736,793	20%
4	Others	14,040,003	4%
	Total Purchasing Volume	338,783,733	100%

Our Competition

Competition within the steel industry in the PRC is intense. There is an estimated 660MMT of steel capacity in China. Our competitors range from small private enterprises to extremely large state-owned enterprises. Our operating subsidiary, Longhai, is located in Xingtai, Hebei Province. Hebei is the largest producer of steel by province in the PRCs.

There are government restrictions in China related to opening new steel wire manufacturing facilities. Suppliers of steel wire compete largely on the basis of quality standards and order turn-around time. If, for example, a client orders different diameters of steel wire, the production line has to be stopped and adjusted at least once so that wire of a different diameter can be produced. The more often such changes are required, the more order turnaround will be impacted. By efficiently bundling different purchase orders and optimizing production management, we have achieved a significant reduction of order turnaround time (from an average of 21 days to seven days), which gives us significant advantage over our competitors.

Market participants typically do not compete on price, given the level of margins typical in the steel wire industry.

Transportation cost provides an additional entry barrier for suppliers that are located at larger distances from a given client.

Company	Production Lines	Est. Capacity	Line Speed (m/s)	Ownership
Xingtai Steel Company*	2	2MMT	90	State Owned
Hebei Xinjin Company	1	0.5MMT	90	Private
Wuan Minglao Steel Company	1	0.5MMT	75	Private
Yongnian Jianfa Company	1	0.3MMT	49	Private

We operate two production lines with a combined yearly steel wire capacity of 0.9MMT, a line speed of 90 meters per second and the most advanced production equipment on the market.

Private steel product manufacturers in China generally focus on low-end products. Many of our competitors are significantly smaller than we are and use outdated equipment and production techniques. Due to our high quality equipment, economies of scale and management experience, we produce steel wire at higher efficiencies and lower prices than these competitors. The larger state owned enterprises with whom we compete often have oversized, unionized labor forces and associated pension and healthcare liabilities and cannot match our production efficiency. We believe that we distinguish ourselves in the market based on our extremely fast turnaround, high quality and competitive prices.

Our Properties and Facilities

We lease 107,000 square meters of space in Xingtai, Hebei province, pursuant to a lease agreement, dated October 1, 2008, as amended, between Longhai and the Longhai Steel Group. We are required to make an annual lease payment of RMB 193,831.66 (approximately, $28,455), payable on a semiannual basis, on or before the 15th day of each payment month.

Our property is comprised of a five-story building for our executive offices, accounting for 1% of our space, and another building which houses our production facilities, occupying approximately 30% of our space, and our warehouse and common areas, accounting for the remaining space.

On October 12, 2010, we entered into an operating lease with Longhai Steel Group for a wire plant adjacent to Xingtai Longhai Wire Rod Co. with an area over 970,000ft2 and an annual capacity of 600,000MT. The new facility will be leased at a yearly cost of $2 million. We expect to occupy and begin paying rent on or before January 31, 2011. This amount is equal to the financing and depreciation costs as determined by the same schedule as our current wire facility and Longhai Steel Group as reported to the local tax authority.

Our production facilities include a fifth generation Morgan-type steel rolling mill. We utilize a double chamber heating furnace which feeds one coarse and one intermediate rolling mill, and then splits into two wire production lines arranged in a Y-shaped layout. We believe our rolling and drawing facilities are among the most advanced in the world. We have a capacity of approximately 900,000 MT of wire per year.

Our Employees

As of December 31, 2009, we had 458 full-time and no part-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Staff
Management	10
Administrative	12
Accounting	14
Sales	20
Production	402
Total	458

We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulties in recruiting staff for our operations.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments to which we are required to contribute 20% of monthly salaries of those employees who elected to pay their plan contributions through us.  Employees from the countryside can opt to pay their contributions in their home village instead, where contributions are lower - thus getting higher net pay in return for a lower pension.  The compensation expenses related to the state pension plan were $76,700 and $5,100 for the fiscal years 2009 and 2008, respectively. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurances for all of our employees.

Regulations

Because our principal operating subsidiary, Longhai, is located in the PRC, our business is regulated by the national and local laws of the PRC. We believe our conduct of business complies with existing PRC laws, rules and regulations.

General Regulation of Businesses

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time, for our operations in the PRC.

According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees. We are required to pay no less than local minimum wages to our employees. We are also required to provide employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of our employees engaged in hazardous occupations.

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under these Rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, SAFE or its local counterparts (as the case may be) is obtained.

Pursuant to the Foreign Currency Administration Rules, foreign invested enterprises, or FIEs, in China may purchase foreign currency without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Regulation of Income Taxes

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The New EIT Law and its implementing rules impose a unified EIT rate of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the New EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Dividend Distribution

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10.0% of its annual after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement. Kalington Consulting is considered an FIE and is directly held by our subsidiary Kalington in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Kalington by Kalington Consulting, but this treatment will depend on our status as a non-resident enterprise.

Environmental Matters

Longhai’s manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating controlled affiliate Longhai has received certifications from the relevant PRC government agencies in charge of environmental protection indicating that its business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Insurance

Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we could face liability from the interruption of our business as summarized under "Risk Factors – Risks Related to Our Business". We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted. We do, however, carry standard social insurances as required by PRC law for our employees and commercial insurance for our equipment.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

NAME	AGE	POSITION
Chaojun Wang	55	Chairman and CEO
Dr. Eberhard Kornotzki	47	CFO and Director
Basil Hwang	38	Director (Independent)
Michael Billings	31	Director (Independent)
Jean Kester	48	Director (Independent)

Chaojun Wang: Mr. Wang has served as our Chairman and Chief Executive Officer since March 2010, and has served as the Chief Executive Officer of our VIE, Longhai, since its inception in 2008, and as Chairman of the Longhai Steel Group, our former parent company, since 1999. Mr. Wang is also a member of the local parliament and holds a Bachelor’s Degree in enterprise management from the Shijiazhuang Railway College.

Dr. Eberhard Kornotzki: Dr. Kornotzki has served as our Chief Financial Officer since his appointment on April 1, 2010, and as our director, since June 19, 2010. He has 15 years of international experience in the capital goods industry, working for German-owned manufacturing companies such as Hermes, Weidmüller, and Bosch Group in Hong Kong, Singapore and Beijing. Prior to joining us, Dr. Kornotzki served as the Chief Executive Officer of Wealth Index Capital Group LLC, providers of corporate finance and management consulting services, since May 2007; as a Non-Executive Director of Sunity PLC, a UK-based company engaged in providing management services to Sunity (Beijing) Technology Co., Limited, a provider of integrated telecommunication software systems, radio frequency identification systems and call centers from October 2007 to December 2008; and from 2003 to 2006, as a Managing Director of Tianjin Buderus Heating Technology Co. Ltd., a subsidiary of Germany-based Bosch Group. From 2005 to 2006, Dr. Kornotzki also served as Vice Chairman of the Trade and Distribution Working Group of the European Chamber of Commerce in Beijing. He holds a PhD in Chinese studies from Humboldt-Universität zu Berlin (Germany) and a Master of Science in Business Administration from the University of Illinois, Champaign-Urbana (USA). He is fluent in English, German and Mandarin Chinese.

Basil H. Hwang: Mr. Hwang has been appointed to serve as our director, effective as of the closing date of the Offering, and is the Founder and Managing Partner of the Hong Kong office of Hwang & Co in association with Dechert LLP. Prior to this, Mr. Hwang was a partner with Paul, Hastings, Janofsky & Walker LLP and a counsel with O'Melveny & Myers LLP. Mr. Hwang is a member of the Executive Committee of the Singapore Chamber of Commerce in Hong Kong. He has published Private Equity and Venture Capital Investing in Asia and Renminbi (RMB) Denominated Funds – An Emerging Platform for Private Equity Investment in China, and has lectured on Asian Private Equity Deal Terms. He is ranked as a leading lawyer by both Chambers Global and by the Asia-Pacific Legal 500 directories. Mr. Hwang is fluent in English, Mandarin and Cantonese and received his education in Singapore, Canada and England. He is a graduate of the National University of Singapore and a postgraduate of the Board of Legal Education. Mr. Hwang is admitted to practice law in Hong Kong, Singapore, and England and Wales.

Michael Billings: Mr. Billings has been appointed to serve as our director, effective as of the closing date of the Offering. Mr. Billings is a director of Bay Grove Capital, a private equity firm since 2009. Prior to this, he worked as an investment analyst for Dougan & Associates from 2007 to 2009, a single family investment office, and as an analyst for Coatue Management LLC, a technology focused hedge fund from 2005 to 2006. Mr. Billings holds an M.S. in Finance from the David Eccles School of Business of the University of Utah and graduated from the Wharton School of the University of Pennsylvania. He is an alumni of the Ron Brown scholar program.

Jean Kester: Ms. Kester has been appointed as our director and chairman of the Audit Committee effective as of the closing date of the Offering. Ms. Kester is an experienced professional with 10 years public accounting and auditing experience in small, medium, and large public and privately held companies.  Jean spent nearly 10 years at PriceWaterhouse Coopers, specializing in audit and internal controls engagements for publically listed entities. For the past seven years, Jean has been assisting US and China based companies with US GAAP consulting, transactional consulting, due diligence engagements, and as lead advisor on financial statement and audit schedule preparation engagements, as well as Senior Project Coordinator for the implementation of Sarbanes Oxley Section 404.   In this capacity, Jean has performed overall project management, including project design, execution and through to completion, managing the implementation teams and functioning as primary contact with personnel in the company, senior management, Board of Directors, the Audit Committee and the external auditor.  Industry experience during her career to date includes oil and gas and mining companies, information technology, financial services, manufacturing and service industries.  Jean has proficiencies that include risk management, financial accounting, SEC and private reporting, public offerings, mergers and acquisitions, consolidations, cash management, budgeting, staffing and financial analysis.

Family Relationships

There is no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. To the best of our knowledge and belief, there are no arrangements or understandings with any of our principal stockholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were appointed.

Directors are elected until their successors are duly elected and qualified.

Significant Employees

The following sets forth the name and position of each of our current significant employees.

NAME	AGE	POSITION
Dongmei Pan	48	CTO
Chaohong Wang	44	Sales Manager

Dongmei Pan: Ms. Pan has served as Longhai’s Chief Technology Officer since its inception in October 2008 and our Chief Technology Officer since March 26, 2010. Ms. Pan graduated from Hebei Polytechnic University with a bachelor’s degree in metal processing. Previous work experience includes CTO of Xingtai Steel Co Ltd from 1983 to 1995, CTO of Henan Luoherenhe Steel Wire Co Ltd from 1995 to 1998 and vice-manager and CTO of our predecessor company, Longhai Steel Group from 2003 to 2008. She published articles about the steel market and is a certified steel rolling and wire production engineer.

Chaohong Wang: Mr. Wang has served as Longhai’s Sales Manager since October 2008 and our Sales Manager since March 26, 2010. Prior to becoming Sales Manager at Longhai, Mr. Wang worked as Supply Manager at the Longhai Steel Group since 2003.

Governance Structure

Our company is governed by a Board of Directors that will consist of five members, effective as of the closing of the Offering, Chaojun Wang, Dr. Eberhard Kornotzki, Basil H. Hwang, Michael Billings and Jean Kester, with Chaojun Wang serving as Board Chairman, and Messrs. Hwang, Billings and Ms. Kester serving as our “independent” directors, as that term is defined by the NASDAQ Stock Market Rules.

The Board believes the interests of all stockholders are best served at the present time through a leadership model with a combined Chairman/CEO position. However, the Board retains authority to amend the By-Laws to separate the positions of Chairman and CEO at any time. The current CEO possesses an in-depth knowledge of our company, its integrated operations in China, and the array of challenges to be faced, gained through over 30 years of successful experience. The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its stockholders.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management. A majority of the Board will be comprised of independent directors, and 100% of the Audit, Compensation, and Corporate Governance committees will be independent. Each independent director has access to the CEO and other Company executives on request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board and the new Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board has implemented its risk oversight function both as a whole and through new Board Committees, which will meet regularly and report back to the full Board. All Committees will play significant roles in carrying out the risk oversight function. In particular:

  The Audit Committee will oversee risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee will also oversee the internal audit function and the Company’s ethics programs, including the Codes of Business Conduct. The Audit Committee members will meet separately with representatives of the independent auditing firm.

  The Compensation Committee will evaluate the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee will also review and approve compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management will discuss with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors; Committees and Meetings

Prior to June 19, 2010, our Board did not have any standing committees, however, on June 19, 2010, our Board established three standing committees which, pursuant to delegated authority, will perform various duties on behalf of and report to the Board: (i) Audit Committee, (ii) Compensation Committee and (iii) Corporate Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees.

Copies of the charters for each of our three standing committees are filed as Exhibits 99.1, 99.2 and 99.3 to our current report on Form 8-K filed with the SEC on July 20, 2010.

Audit Committee and Audit Committee Financial Expert

Each of Basil H. Hwang, Michael Billings and Jean Kester, whom our Board determined to be “independent” as that term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules, have been appointed to serve as members of the Company’s Audit Committee, effective as of the closing date of the Offering. Ms. Kester serves as Chair of the audit committee.

Our audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

  reviewing with our independent auditors any audit problems or difficulties and management’s response;

  reviewing and approving all proposed related-party transactions;

  discussing the annual audited financial statements with management and our independent auditors;

  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

  annually reviewing and reassessing the adequacy of our audit committee charter;

  meeting separately and periodically with management and our internal and independent auditors;

  reporting regularly to the full Board of Directors; and

  such other matters that are specifically delegated to our audit committee by our Board of Directors from time to time.

Our Board of Directors has determined that Ms. Kester possesses the accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 5605(c)(2) of the NASDAQ Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Our compensation committee will consist of Basil H. Hwang, Michael Billings and Jean Kester, effective as of the closing date of the Offering, each of whom is “independent” as that term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our compensation committee will assist the Board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. Mr. Hwang will serve as Chair of the compensation committee.

The compensation committee will be responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;

  reviewing and making recommendations to the Board with respect to the compensation of our directors;

  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

  reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

The Compensation Committee will have the sole authority to retain and terminate outside counsel, compensation consultants retained to assist the Compensation Committee in determining the compensation of the Chief Executive Officer or senior executive officers, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms' fees and other retention terms. The Compensation Committee may also form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee. The Compensation Committee may from time to time seek recommendations from the executive officers of the Company regarding matters under the purview of the Compensation Committee, though the authority to act on such recommendations rests solely with the Compensation Committee.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee will consist of Basil H. Hwang, Michael Billings and Jean Kester, effective as of the closing date of the Offering, each of whom is “independent” as that term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The corporate governance and nominating committee will assist the Board of Directors in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees. Mr. Billings will serve as Chair of the corporate governance and nominating committee.

 The corporate governance and nominating committee is responsible for, among other things:

  identifying and recommending to the Board nominees for election or re-election to the board, or for appointment to fill any vacancy;

  reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us;

  identifying and recommending to the Board the directors to serve as members of the Board’s committees; and

  monitoring compliance with our code of business conduct and ethics.

In identifying and recommending nominees for election or re-election to the board, or for appointment to fill any vacancy, the corporate governance and nominating committee is also committed to engendering Board strength and effectiveness by seeking candidates with a diverse set of business, academic and life experiences and backgrounds who also possess knowledge and skills in areas of importance to the Company. The Committee will not use quotas but will consider diversity when evaluating potential new directors.

The Committee will identify director candidates primarily through recommendations made by the non-employee directors. These recommendations will be developed based on the directors’ own knowledge and experience in a variety of fields. Additionally the Committee will consider recommendations made by the employee directors, stockholders, and others. All recommendations, regardless of the source, will be evaluated on the same basis.

Stockholders may send recommendations for director candidates to the Company’s Corporate Secretary, at the Company’s most recent address with the SEC. A submission recommending a candidate should include:

  Sufficient biographical information to allow the Committee to evaluate the candidate;

  Information concerning any relationship between the candidate and the stockholder recommending the candidate; and

  Material indicating the willingness of the candidate to serve if nominated and elected.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board considers the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the Board considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Board determines are pertinent in light of the current needs of the Board. The Board also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board requires that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, age, cultural background and professional experiences and opinions in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of our current needs and business priorities. The Board believes that a diversity of professional experiences in the steel industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards are important attributes on the Board.

Set forth below is a tabular disclosure summarizing some of the specific qualifications, attributes, skills and experiences of our directors.

Director	Titles	Material Qualifications

Chaojun Wang	Chairman

Not only is Mr. Wang Chaojun the founder of the company, but he is also a pillar of the community and is widely respected by employees, business partners and government officials alike. He has many years of experience in the industry, is a member of local parliament and a charismatic and benevolent leader. Integrity and modesty are Mr. Wang's personal values that have facilitated his leadership success and will continue to do so.

Dr. Eberhard Kornotzki	Chief Financial Officer and Director

Dr. Kornotzki's deep understanding of Chinese language and culture, combined with his top level academic achievements enable him to facilitate effective and unfiltered cross-cultural communication. His many years of international top management experience enable him to get things done with punctuality, reliability and precision. Having been involved in the capital goods industry (such as machine tools and electrical components), Dr. Kornotzki's profound knowledge of business processes at large companies and of client behavior will add significant value to the board.

Basil Hwang	Director (Independent)

As managing partner and the founder of a premier international law firm's Hong Kong and China operation, Mr. Hwang has been involved in numerous securities and financing transactions. Mr. Hwang circulates widely within the Mainland Chinese and Hong Kong business and financial community and provides counsel to business leaders in the region. He is recognized by clients for his business insight and the quality of his advice, his familiarity with regulations and business practices in China and Hong Kong, and his ability to reliably and successfully execute transactions. His counsel and experience in both the Chinese and international capital markets will provide guidance and direction to our future growth.

Michael Billings	Director (Independent)

Mr. Billings has extensive experience as a principal investor with both private transactions and in the U.S. public markets.  His experience at a private equity fund, having run a private wealth management office, and at a hedge fund will provide the Company with a unique U.S. domestic investor perspective. Mr. Billings has extensive experience as a principal investor with both private transactions and in the U.S. public markets.  His experience at a private equity fund, having run a private wealth management office, and at a hedge fund will provide the Company with a unique U.S. domestic investor perspective.

Jean Kester	Director and Audit Committee Financial Expert

Ms. Kester's rich experience in accounting and audit for US public companies makes her an ideal candidate to head our audit committee and provide counsel implementing best practices for corporate governance.  Jean Kester has a deep cross cultural knowledge of doing in business in China and an intimate familiarity with US GAAP that will be invaluable resources to our management moving forward as a publicly traded company in the United States. Ms. Kester's rich experience in accounting and audit for US public companies makes her an ideal candidate to head our audit committee and provide counsel implementing best practices for corporate governance.  Jean Kester has a deep cross cultural knowledge of doing in business in China and an intimate familiarity with US GAAP that will be invaluable resources to our management moving forward as a publicly traded company in the United States.

Code of Ethics

On June 19, 2010, our board of directors adopted a code of ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made; compliance with applicable government laws, rules and regulations; the prompt internal reporting of violations of the code to the appropriate person or persons; and accountability for adherence to the code of ethics.

The code of ethics requires the highest standard of ethical conduct and fair dealing of its senior financial officers, or SFO, defined as the Chief Executive Officer and Chief Financial Officer. While this policy is intended to only cover the actions of the SFO, we expect our other officers, directors and employees will also review our code and abide by its provisions. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders. A copy of the code of ethics has been filed as Exhibit 14 of our current report on Form 8-K, filed on July 20, 2010.

FCPA Policy

The Foreign Corrupt Practices Act, or the FCPA, prohibits companies and individuals subject to FCPA jurisdiction from providing to foreign officials any “corrupt payments” (i.e., bribes, kickbacks, and similar benefits) in order to obtain any unfair advantage with respect to government contracts, regulatory approvals, licenses, and other government actions for the purpose of obtaining or retaining business. The FCPA applies to: 1) “issuers” – U.S. and foreign companies subject to SEC jurisdiction; 2) “domestic concerns” – individuals who are citizens, nationals or residents of the United States and companies with a principal place of business in the United States or organized under U.S. law; and 3) “other persons” – foreign companies or persons who act in the United States to further a corrupt payment. The term “other persons” has been interpreted broadly to include foreign entities that send an email in furtherance of a corrupt act to a U.S. recipient, or that clear a corrupt payment through a U.S. bank. The FCPA requires issuers to maintain accurate books and records that do not misrepresent their payments or expenses. Issuers are also liable for the accuracy of their majority-owned subsidiaries’ books and records, and are required to act in good faith to encourage their minority-owned subsidiaries to adopt reasonable internal accounting controls intended to avoid corrupt payments. Issuers, domestic concerns and other persons may be liable for the actions of their foreign subsidiaries and agents if they know or should know that a subsidiary or agent is likely to make a corrupt payment to a foreign official.

Issuers, domestic concerns and other persons subject to the FCPA are subject to severe criminal and civil penalties for violations of the FCPA. Entities that make corrupt payments may be fined as much as $2 million per violation, or twice the amount of the benefit sought in return for the payment. Individuals may be fined up to $100,000 and/or imprisoned for up to five years. Issuers who violate the FCPA’s books and records requirements are subject to fines up to $25 million, and individuals can be fined up to $5 million and/or imprisoned for up to 20 years. Companies may not indemnify their officers or employees for FCPA violations.

On July 17, 2010, our board of directors adopted a Foreign Corrupt Practices Act Policy which applies to all of our directors, officers, employees, agents and representatives, including our principal executive officer, principal financial officer, and principal accounting officer. Our FCPA Policy requires of our directors, officers, employees, agents and representatives to adhere to strict anti-corruption policies and practices. The policy also requires that prospective agents and representatives of the Company be familiarized with and agree to adopt our anti-corruption standards and expectations for ethical conduct, prior to entering into any engagement with any of them, and that we perform due diligence, from time to time, to ensure such compliance.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

						Non-	Non-
						Equity	qualified
						Incentive Plan Deferred
				Stock	Option	Compensation	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Principal	Year	($)	($)	($)	($)	($)	($)	($)	($)
Position
Chaojun Wang,	2009	0	0	0	0	0	0	0	0
CEO (1)	2008	0	0	0	0	0	0	0	0
Joseph Meuse,	2009	0	0	0	0	0	0	0	0
former CEO (1)	2008	0	0	0	0	0	0	0	0

(1)	On March 26, 2010, we acquired Kalington in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Chaojun Wang became our Chief Executive Officer. Prior to the effective date of the reverse acquisition, Mr. Joseph Meuse served as our President. Prior to June 2010, Mr. Wang did not receive any annual, long term and other compensation from the Company or any of its subsidiaries or affiliates.

Summary of Employment Agreements and Material Terms

Prior to our reverse acquisition of Kalington, our operating subsidiary was a private limited company organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders. In addition, each employee is required to enter into an employment agreement. Accordingly, all our employees, including management, have executed our employment agreement.

Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Chaojun Wang’s employment agreement provides for an annual salary of RMB 120,000 (approximately $17,700), commencing June 1, 2010. Dr. Kornotzki’s employment agreement with the Company, dated April 1, 2010, provides for a salary of $2,000 per month and a five-year option to purchase up to 200,000 shares of the Company’s Common Stock on a cash exercise basis at an exercise price of $6.00 per share, with 50% immediately vested and the remaining 50% to vest in two equal portions on March 31, 2011 and on March 31, 2012, respectively. Dr. Kornotzki’s cash compensation will be doubled to $4,000 per month going forward, if the Company obtains its first financing and completes the listing of its Common Stock for trading on NASDAQ. Other than the salary and necessary social benefits required by the government, which are defined in the employment agreements, we currently do not provide other benefits to our officers at this time. Dr. Kornotzki’s employment agreement is scheduled to expire on March 31, 2012, but may be terminated by the Company or without cause with 30 days’ prior written notice. In the event that the Company desires to terminate Dr. Kornotzki without cause, any unvested portion of his stock options will automatically vest and be exercisable on the termination date and will remain exercisable until the options expire.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer received compensation from us pursuant to any compensatory or benefit plan.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2009, however, our new independent directors will each enter into our form of independent director agreement, effective as of the closing of the Offering, pursuant to which they will receive as compensation 5,000 restricted shares per annum, vesting semi-annually, commencing on the 6-month anniversary of our NASDAQ Listing, except that Ms. Kester, who serves as our Audit Committee Chair will receive 7,500 restricted shares. Our executive directors, Mr. Wang and Dr. Kornotzki will receive compensation only in their capacities as officers.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our fiscal year ended December 31, 2007, or any currently proposed transaction, in which we were or are to be a participant and the amount involved that exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  Our VIE, Longhai, was established in August 2008, as a result of the separation of Longhai from the Longhai Steel Group at that time. Prior to its establishment as a stand-alone company, Longhai was a division within the Longhai Steel Group. The Longhai Steel Group was founded in 2003. Chaojun Wang, Chief Executive Officer and controlling stockholder serves as the Chairman of the Board of Directors and General Manager of Longhai and beneficially owns 80% of the capital stock in Longhai. Chaojun Wang also owns 80% of the capital stock of and is the chief executive officer of the Longhai Steel Group.

  In May 2010 the Company placed an order for steel billet with Xingtai Shenrui Trading Company (“Shenrui”), a related party under indirect control of Mr. Chaojun Wang, the Company's Chief Executive Officer, and gave Shenrui a cash deposit in the amount of $15,244,809 in connection with this order.  The order was subsequently cancelled but as of June 30, 2010 the cash deposit had not yet been returned to the Company and thus is reflected on the Company's balance sheet as "due from related parties."  The cash deposit was returned in full by August 4, 2010.

  In 2009, the Company purchased steel billets from third party vendors, who purchased all the related steel billets from Longhai Group.

  Steel billet is the principal raw material used in our production of steel wire and in 2009, steel billet accounted for more than 95% of our production costs. Prior to 2009, we purchased our steel billet at a small per ton volume discount, from the Longhai Steel Group, an entity owned and controlled by our CEO, Chaojun Wang, with $488,908,517 in steel billet purchased in 2008. However, since 2009, we have purchased our steel billet at prevailing market prices from third party trading companies who source their steel billet from local steel manufacturers, primarily the Longhai Steel Group.

  The Company also sells steel wire to Xingtai Longhai Steel Group Metal Products Co., Ltd. ("Longhai Metal"), one of the Longhai Group of companies and a related party under the control of Mr. Wang Chaojun. As of June 30, 2010 and December 31, 2009, accounts receivable from the sale of steel wire to Longhai Metal were Nil and $242,765, respectively.

  The Company loaned cash deposits received from third party customers to Xingtai Longhai Steel Group Co., Ltd., a related party under the control of Mr. Chaojun Wang, the Company's Chief Executive Officer. As of June 30, 2010 and December 31, 2009, amounts due the Company under these loans were Nil and $42,047,673, respectively.

  The Company offered customers sales discounts in return for cash deposits. These cash deposits were subsequently loaned to Xingtai Longhai Steel Group Co., Ltd. In consideration for the foregoing loans, the Company received reimbursements from Xingtai Longhai Steel Group Co., Ltd. on sales discounts to third party customers in the amount of $1,527,203 and $3,853,889 in the six months ended June 30, 2010 and 2009, respectively and reimbursements of Nil and $2,906,024 in the three months ended June 30, 2010 and 2009, respectively. The Company recorded these reimbursements as earned finance income which is included in net revenue.

  Longhai leases a five-story office space and the building which houses our production facilities from the Longhai Steel Group. The rent expense for such facilities for the years ended December 31, 2009 and 2008 was $28,334 and $128,604, respectively.

  In 2009 and 2008, Longhai purchased production utilities from the Longhai Steel Group in the amounts of $11,661,547 and $9,111,397, respectively.

  In addition, during 2009 and 2008, Longhai sold to the Longhai Steel Group steel scrap in the amounts of $3,688,573 and $5,159,081, and steel wire in the amounts of $71,595 and $1,604,785, respectively.

  In 2009, prior to the consummation of our reverse acquisition transaction, Longhai provided cash advances to the Longhai Steel Group and earned finance income amounting to $8,360,120, which is included in the Company’s revenue for the period. The financing was effected through Longhai’s offering of sales discounts to third party customers in return for large customer deposits, which Longhai would then advance to the Longhai Steel Group for use of such funds in the production of steel billet. This amount was repaid in full by Longhai Steel Group at the closing of the reverse merger transaction.

  Prior to our reverse acquisition of Kalington, as at December 31, 2009 Longhai had loaned $42,047,673 to the Longhai Steel Group. However, as of the date of this filing, all balances have been repaid and no loans to the Longhai Steel Group are outstanding.

  On March 19, 2010, prior to the reverse acquisition transaction, Kalington Consulting and Longhai entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which Longhai became Kalington Consulting’s contractually controlled affiliate. The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government. The VIE Agreements included:

  A Consulting Services Agreement through which Kalington Consulting has the right to advise, consult, manage and operate Longhai and collect and own all of the net profits of Longhai;

  an Operating Agreement through which Kalington Consulting has the right to recommend director candidates and appoint the senior executives of Longhai, approve any transactions that may materially affect the assets, liabilities, rights or operations of Longhai, and guarantee the e contractual performance by Longhai of any agreements with third parties, in exchange for a pledge by Longhai of its accounts receivable and assets;

  a Proxy Agreement under which the three owners of Longhai have vested their collective voting control over Longhai to Kalington Consulting and will only transfer their respective equity interests in Longhai to Kalington Consulting or its designee(s);

  an Option Agreement under which the owners of Longhai have granted to Kalington Consulting the irrevocable right and option to acquire all of their equity interests in Longhai; and

  an Equity Pledge Agreement under which the owners of Longhai have pledged all of their rights, titles and interests in Longhai to Kalington Consulting to guarantee Longhai’s performance of its obligations under the Consulting Services Agreement.

For details regarding the foregoing agreements, see our Current Report on Form 8-K filed on March 26, 2010 and the exhibits thereto. Mr. Chaojun Wang, our Chief Executive Officer and controlling stockholder, is a director of Kalington, Kalington Consulting and Longhai and a controlling shareholder of Longhai.

  On October 12, 2010, we entered into a 5 year operation lease for a newly constructed wire plant adjacent to our current facilities. The new facility will have an area over 970,000ft2 and an annual capacity of 600,000MT, which would be an increase in production capacity of up to 67%. The new facility will be leased at a yearly cost of $2M USD from the Longhai Group, which is related to Longhai. Although we have executed this lease with the Longhai Group, lease payments will not commence until the facility is delivered to Longhai in turn-key condition. Based on currently available information from the Longhai Group, we expect that this delivery will occur before January 31, 2011.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Transactions with Goodwin

Goodwin Ventures, Inc. was the controlling shareholder of Action Industries, Inc., the predecessor of the Company. On March 26, 2010, Action Industries, Inc. issued 7,450,000 shares of its Common Stock to Goodwin Ventures, Inc. (equivalent to 59,600 shares of our common stock on a post split basis) in consideration for Goodwin Ventures, Inc. paying off approximately $90,000 in liabilities of Action Industries, Inc. immediately prior to the reverse acquisition. Goodwin Ventures, Inc. was a party to the Share Exchange Agreement as the controlling shareholder of Action Industries, Inc. After the reverse acquisition, Goodwin Ventures, Inc. is no longer a controlling shareholder. It is related to the Company through its ownership of 59,600 shares of the Company’s common stock.

Insider Transactions Policies and Procedures

Prior to June 19, 2010, we did not have an insider transaction policy, but on June 19, 2010, we adopted a new Code of Ethics which, along with our Bylaws, govern written policies and procedures for review, approval or ratification of relationships or transactions with related persons.

Our Bylaws requires that our Board of Directors monitor and manage potential conflicts of interest of management and the Board and assume other responsibilities as may be required from time to time. As permitted under the Company’s Bylaws, the Board has delegated some of these responsibilities to the Board’s Audit Committee and Nominating and Corporate Governance Committee. Our Audit Committee Charter provides that the Audit Committee is responsible for establishing procedures for the approval of and approve the entry of the Company into any and all related party transactions between the Company and any executive officer or director that would potentially require disclosure pursuant to Item 404 of SEC Regulation S-K. The Audit Committee Charter also mandates that the Audit Committee must approve the entry of the Company into any such related party transaction. Our Nominating and Corporate Governance Committee Charter provides that the Nominating and Corporate Governance Committee is responsible for reviewing and assessing the adequacy of the Company’s Code of Business Ethics and Conduct and other internal policies and guidelines and monitor whether the principles described therein are being incorporated into the Company’s culture and business practices.

Our Code of Business Ethics and Conduct provides a number of specific procedures, requirements, and prohibitions relating to related party transactions. It prohibits directors, officers and employees from accepting simultaneous employment with a Company supplier, customer, developer, or competitor, or from taking part in any activity that enhances or supports a competitor’s position. All directors, officers and employees must disclose to the Company any interest that may conflict with the Company. A director, officer and employee may accept a position as a director of another company only if he or she obtains approval from the Board of Directors; the other company does not compete with the Company; and any compensation received in this capacity is commensurate with its responsibilities.

Our Code of Business Ethics and Conduct generally requires directors, officers, and employees of the Company to avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant manner. Where a Company director, officer or employee believes that such a transaction is unavoidable, he or she must fully disclose it to the Company’s Chief Executive Officer. If the Chief Executive Officer deems it material to the Company, the Nominating and Corporate Governance Committee must review and provide advance written approval for such transactions. The Board subsequently reassigned part of this responsibility to the Audit Committee pursuant to the Audit Committee Charter. The most significant related party transactions, especially those involving the Company’s directors or executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors. The Board also delegated part of this function to the Audit Committee under the Audit Committee Charter, as explained above. The Company must report all such material related party transactions under applicable accounting rules, federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given.

In addition, our Code of Business Ethics and Conduct discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such persons in positions that have influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). Our Human Resources department is primarily responsible for administering this aspect of our related party transactions policy. If any covered relationship develops or exists between two employees, the senior employee must advise his or her supervisor. The Company may separate the employees either by reassignment or termination, if necessary.

Our Code of Business Ethics and Conduct permits waivers of the above policies and procedures as to directors or executive officers only if they are approved in writing by the Board of Directors and promptly disclosed. Any waiver with respect to any employee, agent or contractor must be approved in writing by the Company. Under its Charter, our Nominating and Corporate Governance Committee is also responsible for reviewing requests for any waivers and recommending to the Board whether a particular request should be granted.

Any type of related party transaction not expressly covered by the above policies and procedures is subject to the review and approval of our Board of Directors.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

CHANGE IN ACCOUNTANTS

On March 26, 2010, we reported a change of independent auditors, effective immediately, from Robison Hill & Company, or Robison, to MaloneBailey, LLP, or MaloneBailey.

Robinson audited the financial statements of the Company, for the years ended December 31, 2009 and 2008 prior to the Company’s reverse acquisition of Kalington. Robinson’s reports on the Company’s financial statements as of and for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the year ended December 31, 2009 contained a going concern qualification as to the Company’s ability to continue as a going concern. During the years ended December 31, 2009 and 2008 and through Robinson’s dismissal on March 26, 2010, there were (1) no disagreements with Robinson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Robinson, would have caused Robinson to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the last two fiscal years ended December 31, 2009 and December 31, 2008, MaloneBailey did not conduct any audits or complete any audit reports on our Company’s financial statements. However, MaloneBailey did conduct an audit and completed an audit report on the balance sheets of Kalington Limited, the Company’s subsidiary, as of December 31, 2009 and 2008, and the related statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Kalington Limited, for the years ended December 31, 2009, 2008 and 2007, which reports did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the financial statements of Kalington Limited for the fiscal years ended December 31, 2009 and 2008, there were: (i) no disagreements between our Company and MaloneBailey on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of MaloneBailey, would have caused MaloneBailey to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock after giving effect to our reverse split on July 16, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Longhai Steel Inc. No. 1 Jingguang Road, Neiqiu County, Xingtai City, Hebei Province, People’s Republic of China, 054000.

			Amount and
			Nature of	Percent of
Name & Address of Beneficial			Beneficial	Common
Owner	Office, If Any	Title of Class	Ownership(1)	Stock(2)
Officers and Directors
Chaojun Wang	Chairman and Chief Executive Officer	Common Stock	5,100,330(3)	51.0%
Dr. Eberhard Kornotzki(4)	Chief Financial Officer and Director	Common Stock	524,535	5.2%
Basil Hwang(5)	Director	Common Stock	0	0
Michael Billings(5)	Director	Common Stock	0	0
Jean Kester(5)	Director	Common Stock	0	0
All officers and directors as a group (2 persons named above)	--	Common Stock	5,624,865	56.2%
5% Security Holders
Merry Success Limited (3) P.O Box 957 Offshore Incorporation Centre, Road Town, Tortola	--	Common Stock	5,100,330	51.0%
Xingfang Zhang (6) Zheng No.15, No.33 North Xinhua Road, Qiaodong District, Xingtai, Hebei Province, China	--	Common Stock	2,900,825	29.0%

________
*Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	As of October 11, 2010, a total of 10,000,418 shares of our common stock were considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Merry Success Limited is owned and controlled by Jinhai Guo, but Chaojun Wang serves as Chief Executive Officer and Director of, and exercises dispositive control over the shares owned by Merry Success Limited.

(4)	Represents an option to purchase 100,000 shares of our Common Stock at an exercise price of $6.00 per share, which vested on April 1, 2010, pursuant to Dr. Kornotzki’s employment agreement, as well as 219,655 shares held by Wealth Index Capital Group LLC, in which Dr. Kornotzki holds a controlling interest, and 204,880 shares held by K International Consulting Ltd., which is owned and controlled by him.

(5)	On June 19, 2010, each of Michael Billings, Basil Hwang and Jean Kester were appointed as to serve as our directors, effective as of the closing of the Offering.

(6)	Xingfang Zhang is the nephew of Chaojun Wang, our Chief Executive Officer and beneficially controlling shareholder.

DESCRIPTION OF SECURITIES TO BE REGISTERED

In this offering, we are registering shares of our common stock, par value $0.001 per share, underlying units, each consisting of two shares of common stock and one warrant to purchase one share of common stock.

Common Stock

We are currently authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, of which 10,000,000 shares were issued and outstanding after giving effect to our reverse stock split on July 16, 2010. Each common share entitles the holder to one vote on all matters submitted to a vote of our stockholders.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control. We currently do not have any Series A Preferred stock outstanding.

Following the reverse acquisition as of March 26, 2010, we had 10,000 shares of Series A Preferred Stock outstanding. The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock. Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-125 reverse split (to retroactively take into account the Reverse Split). For example, assuming 100 shares of Series A Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, would vote a total of 12,312,500 voting shares. Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

Our Board of Directors authorized the issuance of up to 10,000 shares of our Series A Preferred Stock in connection with the reverse acquisition and the related Certificate of Designation was filed on March 25, 2010. After giving effect to the 1-for-125 reverse split of our outstanding common stock which was effected on July 16, 2010, the 10,000 outstanding shares of our Series A Preferred Stock automatically converted into 9,850,000 shares of common stock, on the basis of 1 share of Series A Preferred Stock for 985 shares of common stock.

Any corporate action requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class. Each Stockholder is entitled to one vote per share of Common Stock and 123,125 votes per share of Series A Preferred Stock held of record on any matter which may properly come before the stockholders.

Warrants Included in the Units

Number of Warrants; Warrant Agent; Duration of Warrants

After consummation of the offering, two shares of common stock and one warrant to purchase one share of common stock will be outstanding for each unit issued in the offering. Each warrant entitles the holder to purchase one share of common stock at an exercise price per share equal to 62.5% of the public offering price per unit (or 125% of the proportionate price per share of common stock underlying the units), during the five-year period commencing on the date of this prospectus. The warrants are being issued pursuant to a Warrant Agreement entered into between us and Interwest Transfer Company, Inc., as warrant agent. The warrants will be issued separately from the common stock included in the units offered hereby and may be transferred separately immediately thereafter. The warrants may be in certificated form or represented by one or more book-entry certificates.

Exercise and Expiration of Warrants

Warrants may be exercised by delivering, not later than 5:00 P.M., New York time, on any business day during the exercise period to the warrant agent the certificate representing the warrant or, in the case of book-entry warrants, the warrants being exercised free on the records of the Depositary Trust Company (DTC) to an account of the warrant agent at DTC along with a completed election to purchase and the payment of the exercise price for each warrant to be exercised by certified or official bank check or by bank wire transfer in immediately available funds.

If we are unable to issue the shares of common stock upon exercise of the warrants because the registration statement covering the shares is subject to a stop order or has had its effectiveness suspended or withdrawn or if we are otherwise unable to issue the shares, and no exemption from registration is available by virtue of a cashless exercise as described below or otherwise, the warrants will not be exercisable. In such event, the warrants will not expire until five days after the date we are first able to issue the shares of common stock. In no event may the warrants be net cash settled.

Cashless Exercise

If a registration statement, or an exemption from registration, is not available for the resale of the shares underlying the warrants, the warrants may also be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

Net number of shares = (A x B) – (A x C)
                                                        B

where:

A = the total number of shares with respect to which the warrant is then being exercised;

B = the arithmetic average of the closing sale prices of the shares of common stock for the five consecutive trading days ending on the date immediately preceding the date of exercise; and

C = the exercise price then in effect.

Delivery of Shares upon Exercise

Shares of common stock issuable upon exercise of the warrants will be issued to the holder no later than 5:00 P.M., New York time, on the third business day after the proper exercise of the warrants. In lieu of delivering physical certificates representing shares of common stock issuable upon the exercise of warrants, if our transfer agent is participating in DTC’s Fast Automated Securities Transfer program, we will use our best efforts to cause the transfer agent to electronically transmit the shares by crediting the account of the registered holder’s prime broker with DTC or of a participant through DTC’s Deposit Withdrawal Agent Commission system.

Certain Adjustments

The exercise price and number of shares of common stock issuable on exercise of the warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. In the event of a fundamental transaction involving our consolidation or merger with or into another entity where we are not the surviving entity, the sale or all or substantially all of our properties or assets or the reorganization, recapitalization or reclassification of our common stock, it is a condition to such fundamental transaction that any successor to us whose common stock is traded on an eligible market assume or remain bound by the warrants to deliver in exchange for the warrants a written instrument substantially similar to the warrants entitling the holder to acquire the successor’s capital stock at an exercise price that reflects the terms of the transaction. In the event that the successor does not have common stock traded on an eligible market, a holder of warrants will be entitled to receive an instrument substantially similar to the warrants exercisable for the consideration that would have been issuable in the fundamental transaction had the warrants been exercised immediately prior thereto.

Limitations on Exercise

The number of shares of common stock that may be acquired by the registered holder upon any exercise of warrants shall be limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). This restriction may not be waived.

No Rights as Shareholders

Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Amendments

The warrants provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, to cure, correct or supplement any defective provision, or to add or change any other provisions that do not adversely affect the interest of the warrant holders. All other changes require the written consent of the underwriter and the holders of a majority of the then outstanding warrants.

Fractional Shares

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up or down the number of common stock to be issued to the warrant holder to the nearest whole number of shares.

Transfer Taxes

We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of warrants. In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

You should review a copy of the warrant agreement, which will be filed as an exhibit to this registration statement, for a complete description of the terms and conditions of the warrants.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder:

  for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

  after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights. Although we are not currently subject to these “control share” provisions since we do not conduct business directly or indirectly in Nevada and have less than 100 stockholders of record who are Nevada residents, there can be no assurance that in the future such provisions will not apply to us.

UNDERWRITING AND PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated ______, 2010, we have agreed to sell to each of the underwriters named below, and each of the underwriters for which Ladenburg Thalmann & Co. Inc. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of Units offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Units
Ladenburg Thalmann & Co. Inc.

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all Units offered in this offering, other than those covered by the overallotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the Units offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the Units being accepted for listing on the NASDAQ Global Market and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

State Blue Sky Information

We intend to offer and sell the Units offered hereby to retail customers and institutional investors in all 50 states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted.

Pricing of Securities

The underwriters have advised us that they propose to offer the Units directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $______ per unit. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $______ per unit to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The public offering price for the Units was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the Units included:

  the information in this prospectus and otherwise available to the underwriters;

  the history and the prospects for the industry in which we will compete;

  the current stock price;

  our current financial condition and the prospects for our future cash flows and earnings;

  the general condition of the economy and the securities markets at the time of this offering;

  the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

  the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $______ offering price. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

Total
	Per	Without	With
	Unit	Overallotment	Overallotment

Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

__________

(1) Underwriting discount is $______ per Unit (7.5% of the price of the Units sold in the offering).

(2) The non-accountable expense allowance of 1.5% is not payable with respect to the Units sold upon exercise of the underwriters’ overallotment option.

(3) We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, are approximately $______.

Overallotment Option

We will grant a 45-day option to the representative of the underwriters to purchase additional Units up to an additional 15% of Units sold in the offering (_____ additional Units) solely to cover overallotments, if any, at the same price as the initial Units offered. If the underwriters fully exercise the overallotment option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $______, $______, and $______ respectively.

Lock-ups

All of our directors and executive officers and holders of over 5% of the issued and outstanding shares of our capital stock will enter into lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less than one year from the date of this prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc., as underwriter. The underwriters may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriters will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Underwriter Warrant

We have agreed to sell our underwriter for $100 in the aggregate, warrants to purchase the number of shares of common stock that is equivalent to 4% of the aggregate number of shares of common stock underlying the units sold in this offering, not including any shares of common stock issuable upon exercise of the warrants underlying the units. The warrants will be exercisable at any time, in whole or in part, during the five-year period commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option may be exercised on a cashless or net basis to the extent the underlying shares are not registered or exempt from registration. The option and the shares of common stock underlying the option have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Ladenburg Thalmann & Co. Inc. (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the underwriter warrants or the underlying securities, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the underwriter warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the underwriter warrants and underlying securities have been registered on the registration statement of which this prospectus forms a part, the option grants holders demand and "piggy back" registration rights for periods of four and six years, respectively, from the first anniversary of the date of this prospectus, to the extent either an effective registration statement or an exemption from registration is unavailable for the securities. These rights apply to all of the securities directly and indirectly issuable upon exercise of the underwriter warrant. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the underwriter warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of Units issuable upon exercise of the underwriter warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the exercise price or of shares of common stock underlying the underwriter warrant will not be adjusted for issuances of common stock at a price below the underwriter warrant exercise price.

These underwriter warrants will be valued based on the underlying shares obtainable and valuation factors appropriate at the time they are issued. We currently estimate that value to be approximately $_____, based on the number of shares subject to these underwriter warrants, an assumed offering price of the shares of $_____, the resulting exercise prices related to the underwriter warrants on the shares, the five year term of the underwriter warrants, a risk-free interest rate of _____% currently commensurate with that term, an expected dividend yield of _____% and estimated volatility of _____%, based on a review of our historical volatility. The initial value of these underwriter warrants will be charged to additional paid-in capital as part of the offering costs incurred, and the underwriter warrants will be accounted for as a derivative instrument liability because they are denominated in a currency other than our functional currency.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering. The underwriters have informed us that they do not expect to confirm sales of Units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder. We have also granted Ladenburg Thalmann & Co. Inc. a right of first refusal to conduct future offerings for us during the 24 months following the date of this prospectus. Finally, we have agreed to reimburse Ladenburg Thalmann & Co. Inc. for up to $110,000 in reasonable out-of-pocket documented expenses actually incurred by Ladenburg Thalmann & Co. that are permitted under applicable FINRA rules.

Stabilization

Until the distribution of the Units offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in overallotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

  Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

  Overallotment involves sales by the underwriters of Units in excess of the number of Units the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Units overallotted by the underwriters is not greater than the number of Units that they may purchase in the overallotment option. In a naked short position, the number of Units involved is greater than the number of Units in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market.

  Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. If the underwriters sell more Unit than could be covered by the overallotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

  Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the Units originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of our securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our securities and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify Ladenburg Thalmann & Co. Inc. against certain liabilities under the Securities Act, as amended, and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement. We have also agreed to contribute to payments Ladenburg Thalmann & Co. Inc. may be required to make in respect of such liabilities.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

All of our business operations are conducted through our Hong Kong and Chinese subsidiaries and our VIE. On July 16, 2010, we amended our Articles of Incorporation to change our name to “Longhai Steel Inc.” to reflect our current business and operations. The following chart reflects our corporate organizational structure (after giving effect to the name change):

*Contractual relationship represents contractual agreements consisting of a consulting services agreement, an operating agreement, a proxy agreement, an option agreement and an equity pledge agreement.

Our Corporate History

We were originally incorporated under the laws of the State of Georgia on December 4, 1995. On March 14, 2008, the Georgia corporation was merged with and into a newly formed Nevada corporation also named Action Industries, Inc., and all of the outstanding shares of the Georgia corporation were exchanged for shares in the surviving Nevada corporation. Prior to our reverse acquisition of Kalington Limited, or “Kalington”, we were primarily in the business of providing prepaid long distance calling cards and other telecommunication products and had not commenced planned principal operations. As a result of our reverse acquisition of Kalington we are no longer a shell company and active business operations were revived.

On July 16, 2010, we amended our Articles of Incorporation to change our name to "Longhai Steel Inc." to reflect the current business of our company.

Acquisition of Kalington Limited

On March 26, 2010, we completed a reverse acquisition transaction through a share exchange with Kalington and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Kalington in exchange for 10,000 shares of our Series A Preferred Stock which constituted 98.5% of our issued and outstanding capital stock on a as-converted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Kalington became our wholly-owned subsidiary and the former shareholders of Kalington became our controlling stockholders. The share exchange transaction with Kalington was treated as a reverse acquisition, with Kalington as the acquirer and Longhai Steel Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Kalington and its consolidated subsidiaries.

Immediately prior to the reverse acquisition, the common stock of Kalington was owned by the following persons in the indicated percentages: William Hugh Luckman (3.51%); Wealth Index Capital Group LLC (a US company) (7.3%); K International Consulting Ltd. (a BVI company) (2.08%); Merrill King International Investment Consulting Ltd. (a BVI company) (0.31%); Shanchun Huang (3.12%); Xiucheng Yang (1.53%); Jianxin Wang (0.92%); Xingfang Zhang (29.45%); and Merry Success Limited (a BVI company) (51.78%). Our Chief Financial Officer and Director, Dr. Eberhard Kornotzki, directly controls the shares held by K International Consulting Ltd. and has a beneficial interest in Wealth Index Capital Group LLC, and Chaojun Wang, our Chief Executive Officer, serves as a director of Merry Success Limited, our principal stockholder after the reverse acquisition, along with Jinhai Guo, its sole shareholder. Immediately following closing of the reverse acquisition of Kalington, certain Shareholders transferred 625 of the shares of Series A Convertible Preferred Stock issued to them under the Share Exchange to certain persons who provided services to Kalington’s subsidiary and/or controlled affiliate.

Upon the closing of the reverse acquisition, Inna Sheveleva, our sole director and officer, submitted a resignation letter pursuant to which she resigned from all offices that she held effective immediately and from her position as our director that became effective on April 19, 2010. In addition, our board of directors on March 25, 2010 increased the size of our board of directors to three directors and appointed Chaojun Wang, Jing Shen and Chaoshui Wang to fill the vacancies created by such increase, which appointments became effective on April 19, 2010. In addition, our executive officers were replaced by Longhai’s executive officers upon the closing of the reverse acquisition as indicated in more detail below. As a result of our acquisition of Kalington, we now own all of the issued and outstanding capital stock of Kalington, which in turn owns all of the issued and outstanding capital stock of Kalington Consulting. In addition, we effectively and substantially control Longhai through the VIE agreements discussed below.

Kalington was established on November 5, 2009 in Hong Kong to serve as an intermediate holding company. Chaojun Wang currently serves as the directors of Kalington. Kalington Consulting was established in the PRC on March 18, 2010, and is 100% owned by Kalington. On March 5, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of Kalington Consulting. Chaojun Wang serves as the executive director of Kalington Consulting. Longhai, our operating VIE, was established in the PRC on August 26, 2008, as a result of a carve-out from the Longhai Steel Group, for the purpose of engaging in the production of steel wire. Chaojun Wang serves as the Chairman of the Board of Directors and General Manager of Longhai and owns 80% of the capital stock in Longhai. Longhai’s additional shareholders are Wealth Index International (Beijing) Investment Co., Ltd. (15% owner), an entity partly owned and controlled by Dr. Eberhard Kornotzki, our Chief Financial Officer, and Wenyi Chen (5% owner). Chaojun Wang also owns 80% of the capital stock of and is the chief executive officer of the Longhai Steel Group.

On March 19, 2010, prior to the reverse acquisition transaction, Kalington Consulting and Longhai entered into a series of agreements, the VIE Agreements, pursuant to which Longhai became Kalington Consulting’s variable interest entity. The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government. The VIE Agreements include:

  A Consulting Services Agreement through which Kalington Consulting has the right to advise, consult, manage and operate Longhai and collect and own all of the net profits of Longhai;

  an Operating Agreement through which Kalington Consulting has the right to recommend director candidates and appoint the senior executives of Longhai, approve any transactions that may materially affect the assets, liabilities, rights or operations of Longhai, and guarantee the contractual performance by Longhai of any agreements with third parties, in exchange for a pledge by Longhai of its accounts receivable and assets;

  a Proxy Agreement under which the three owners of Longhai have vested their collective voting control over Longhai to Kalington Consulting and will only transfer their respective equity interests in Longhai to Kalington Consulting or its designee(s);

  an Option Agreement under which the owners of Longhai have granted to Kalington Consulting the irrevocable right and option to acquire all of their equity interests in Longhai; and

  an Equity Pledge Agreement under which the owners of Longhai have pledged all of their rights, titles and interests in Longhai to Kalington Consulting to guarantee Longhai’s performance of its obligations under the Consulting Services Agreement.

The Consulting Services Agreement, the Operating Agreement, the Proxy Agreement, the Option Agreement and the Equity Pledge Agreement are filed as Exhibit 10.4, 10.5, 10.6, 10.7 and 10.8, respectively, to our Current Report on Form 8-K filed on March 26, 2010.

On March 18, 2010, prior to the reverse acquisition transaction, Mr. Wang entered into a call option agreement, the Merry Success Option Agreement, with Jinhai Guo, the sole shareholder of Merry Success Limited, pursuant to which, Mr. Wang has the right to acquire up to 100% or the shares of Merry Success Limited for fixed consideration within the next three years. The Merry Success Option Agreement also provides that Mr. Guo shall not dispose any of the shares of Merry Success Limited without Mr. Wang’s consent. As a result of the Merry Success Option Agreement, Chaojun Wang, our Chief Executive Officer, beneficially owns a majority of our capital stock and voting power, as well as of Longhai and the Longhai Steel Group.

Because of the common control between Kalington, Kalington Consulting and Longhai, for accounting purposes, the acquisition of these entities has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities. The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Lewis and Roca, Las Vegas, Nevada.

EXPERTS

Our audited consolidated financial statements as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 included in this prospectus and elsewhere and in the registration statement have been so included in reliance upon the report of MaloneBailey LLP, independent auditors, appearing in this registration statement, and their authority as experts in accounting and auditing. For all the legal matters related to PRC legal jurisdiction, we have relied on the legal opinions of Allbright Law Offices.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorneys’ fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF LONGHAI STEEL INC. FOR THE QUARTERS ENDED JUNE 30, 2010 AND 2009
CONSOLIDATED FINANCIAL STATEMENTS OF LONGHAI STEEL INC. AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009	F-2
Consolidated Statements of Income and Other Comprehensive Income for the three months ended June 30, 2010 and 2009 (unaudited)	F-3
Consolidated Statements of Cash Flows for the three months ended June 30, 2010 and 2009 (unaudited)	F-4
Notes to the Consolidated Financial Statements (unaudited)	F-5 - F-10
AUDITED FINANCIAL STATEMENTS OF ACTION INDUSTRIES, INC AS OF DECEMBER 31, 2009 AND 2008
Report of Independent Registered Public Accounting Firm	F- 11
Consolidated Balance Sheets	F- 12
Consolidated Statements of Operations	F- 13
Consolidated Statements of Changes in Owners’ Equity and Comprehensive Income	F- 14
Consolidated Statements of Cash Flows	F- 15
Notes to Consolidated Financial Statements	F-16 - F-28

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2009
LONGHAI STEEL INC. (FORMERLY KALINGTON LIMITED)
(UNAUDITED)

					PRO-FORMA
	LONGHAI STEEL	ACTION	PRO-FORMA		CONSOLIDATED
	INC.	INDUSTRIES	ADJUSTMENTS		INCOME STATEMENT
Revenue	$373,660,461	$2,645			$373,663,106
Cost of revenue	(356,833,041)	(3,097)			(356,836,138)
Gross profit	16,827,420	(452)			16,826,968
Operating expenses:
General and administrative expenses	(1,114,016)	(667)			(1,114,683)
Accounting fees	-	(23,104)			(23,104)
Related party accounting fees	-	(2,962)			(2,962)
Outside services	-	(486)			(486)
Income from operations	15,713,404	(27,671)			15,685,733
Interest income	3,301	-			3,301
Interest expense	(85,422)	(3,698)			(89,120)
Other expenses	(34,470)	-			(34,470)
Total other income and expenses	(116,591)	(3,698)			(120,289)
Income before income taxes	15,596,813	(31,369)			15,565,444
Income tax benefit / (expense)	(3,899,203)	(278)			(3,899,481)
Net income	11,697,610	(31,647)			11,665,963
Other comprehensive income	54,484	-			54,484
Comprehensive income	$11,752,094	$(31,647)	$-		$11,720,447
Earnings per share - basic and diluted	$1.19	$-	$-		$1.17
Weighted average shares outstanding - basic and diluted	9,850,000	11,300,000	(11,150,000	) a	10,000,000

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
LONGHAI STEEL INC.
(FORMERLY KALINGTON LIMITED) (UNAUDITED)

					PRO-FORMA
		ACTION INDUSTRIES			CONSOLIDATED
	LONGHAI	FROM JANUARY 1 TO	PRO-FORMA		INCOME
	STEEL INC.	MARCH 26, 2010	ADJUSTMENTS		STATEMENT

Revenue	$234,378,730	$755			$234,379,485
Cost of revenue	(227,358,937)	(711)			(227,359,648)

Gross profit	7,019,793	44			7,019,837

Operating expenses:
Impairment on inventory valuation	(46,675)	-			(46,675)
General and administrative expenses	(1,038,755)	(178)			(1,038,933)
Accounting fees	-	(12,260)			(12,260)
Related party accounting fees	-	(700)			(700)
Outside services	-	(260)			(260)
Income from operations	5,934,363	(13,354)			5,921,009

Interest income	2,344	-			2,344
Interest expense	(323,363)	(1,277)			(324,640)
Other expenses	(4,784)	-			(4,784)
Total other income and expenses	(325,803)	(1,277)			(327,080)

Income before income taxes	5,608,560	(14,631)			5,593,929

Income tax benefit / (expense)	(1,501,211)	-			(1,501,211)

Net income	4,107,349	(14,631)			4,092,718

Other comprehensive income	147,963	-			147,963

Comprehensive income	$4,255,312	$(14,631)	$-		$4,240,681

Earnings per share - basic and diluted	$0.41	$-	$-		$0.41

Weighted average shares outstanding - basic and diluted	9,929,558	11,300,000	(11,229,558	) a	10,000,000

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – BASIS OF PRESENTATION

Longhai Steel Inc (formerly Action Industries, Inc.) was originally incorporated under the laws of the State of Georgia on December 4, 1995. On March 14, 2008, the Georgia corporation was merged with and into a newly formed Nevada corporation also named Action Industries, Inc. and all of the outstanding shares of the Georgia corporation were exchanged for shares in the surviving Nevada corporation.

On March 26, 2010, the Company completed a reverse acquisition transaction through a share exchange with Kalington Limited (hereafter referred to as “Kalington”), a Hong Kong entity established on November 5, 2009, and its shareholders, whereby the Company acquired 100% of the issued and outstanding capital stock of Kalington in exchange for 10,000 shares of our Series A Preferred Stock which constituted 98.5% of the Company’s issued and outstanding capital stock on an as-converted basis as of and immediately after the consummation of the reverse acquisition. On July 16, 2010, the Company effected a 1-for-125 reverse stock split of our issued and outstanding Common Stock (the “Reverse Stock Split”). Upon the date of the Reverse Stock Split all of the issued and outstanding shares of Series A Preferred Stock automatically converted into 9,850,000 shares of common stock. Following the effectiveness of the Reverse Stock Split and conversion of Series A Preferred Stock into common stock, there were approximately 10,000,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

As a result of the reverse acquisition, Kalington became the Company’s wholly-owned subsidiary and the former shareholders of Kalington became our controlling stockholders. The share exchange transaction with Kalington and the Shareholders, was treated as a reverse acquisition for accounting and financial reporting purposes, with Kalington as the acquirer and the Company as the acquired party. After the reverse acquisition, the Company changed its name to Longhai Steel Inc.

Consequently, the assets and liabilities and the historical operations that will be reflected in the consolidated financial statements for periods prior to the Share Exchange Agreement will be those of the Company and will be recorded at the historical cost basis. After the completion of the Share Exchange Agreement, the Company’s consolidated financial statements will include the assets and liabilities of the Company and Action, the historical operations of the Company and the operations of Action from the closing date of the Share Exchange Agreement.

These pro forma consolidated financial statements are prepared assuming the above transaction occurred on January 1, 2009 as to the income statements.

Audited financial statements of the Company and Action have been used in the preparation of pro forma consolidated financial statements for the year ended December 31, 2009. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Action and the Company.

Pro forma adjustment a: to reflect the shares outstanding after the reverse merger with shell.

CONSOLIDATED FINANCIAL STATEMENTS OF LONGHAI STEEL INC.
AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

LONGHAI STEEL INC. (FORMERLY ACTION INDUSTRIES, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009

	June 30, 2010 (unaudited)	December 31, 2009 (audited)
ASSETS
Current assets
Cash and cash equivalents	$592,938	$115,510
Notes receivable	1,321,858	-
Accounts receivable	65,040	19,009
Other receivables, net of allowance for doubtful accounts	3,584,264	2,799
Advance to suppliers	43,519,360	15,663,763
Inventories, net	3,006,327	2,393,159
Taxes receivable	428,480	1,579,933
Due from related parties	15,244,809	42,290,438
Total current assets	67,763,076	62,064,611

Property, plant and equipment, net	25,448,759	26,680,244
TOTAL ASSETS	$93,211,835	$88,744,855

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	9,938,695	15,536,226
Advance from customers	39,632,376	33,245,360
Income tax payable	1,418,090	2,325,984
Current deferred tax liabilities	2,065,656	1,172,181
Accrued expenses and other payables	3,680,931	5,169,708
Due to related parties	541,019	-
Total current liabilities	57,276,767	57,449,459

Non-current deferred tax liabilities	178,452	190,351

TOTAL LIABILITIES	$57,455,219	$57,639,810

STOCKHOLDERS’ EQUITY
Preferred Stock, $.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $.001 par value, 100,000,000 shares authorized, 10,000,000 and 9,850,000 shares issued and outstanding, respectively	10,000	9,850
Additional paid-in capital	3,051,150	2,655,041
Statutory surplus reserves	450,363	-
Accumulated other comprehensive income	954,781	806,818
Retained earning	31,290,322	27,633,336

TOTAL STOCKHOLDERS’ EQUITY	35,756,616	31,105,045

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$93,211,835	$88,744,855

   The accompanying notes are an integral part of the financial statements

LONGHAI STEEL INC. (FORMERLY ACTION INDUSTRIES, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Six Months Ended June 30		Three Months Ended June 30
	2010	2009	2010	2009
Net revenue	$234,378,730	$189,793,620	$128,402,079	$100,731,907
Cost of sales	(227,358,937)	(181,981,027)	(125,556,443)	(97,522,220)
Gross profit	7,019,793	7,812,593	2,845,636	3,209,687
Operating expenses:
Impairment on inventory valuation	(46,675)	-	(46,675)	-
General and administrative expenses	(1,038,755)	(518,249)	(757,717)	(348,371)

Income from operations	5,934,363	7,294,344	2,041,244	2,861,316
Interest income	2,344	1,472	1,724	951
Interest expense	(323,363)	(57,694)	(271,032)	(48,258)
Other expenses	(4,784)	(17,307)	(3,708)	(8,726)
Income before income taxes	5,608,560	7,220,815	1,768,228	2,805,283

Income tax expenses	(1,501,211)	(1,805,204)	(540,668)	(700,293)

Net Income	4,107,349	5,415,611	1,227,560	2,104,990

Other comprehensive income/(loss)	147,963	25,382	142,986	590

Comprehensive income	$4,225,312	$5,440,993	$1,370,546	$2,105,580

Basic and diluted income per common share:
Basic	$0.41	$0.55	$0.12	$0.21
Diluted	0.41	0.55	0.12	0.21

Weighted average common shares outstanding:
Basic	9,929,558	9,850,000	10,000,000	9,850,000
Diluted	9,929,558	9,850,000	10,000,000	9,850,000

The accompanying notes are an integral part of the financial statements

LONGHAI STEEL INC. (FORMERLY ACTION INDUSTRIES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)

	2010	2009
Cash flows from operating activities:
Net income	$4,107,349	$5,415,611
Adjustments to reconcile net income
to cash provided by (used in) operating activities:
Stock option expenses	394,445	-
Depreciation and amortization	1,503,341	1,483,617
Reserve for inventory obsolescence	46,675	-
Deferred tax assets	875,853	48,371
Changes in operating assets and liabilities:
Accounts receivable	(45,951)	-
Inventories	(648,282)	(3,552,654)
Advances to suppliers	(27,760,650)	20,275,654
Prepaid expenses and other current assets	(3,610,603)	(45,761)
Accounts payable	(5,674,318)	13,526,604
Advance from customers	6,247,367	18,541,189
Related parties-net	(15,156,265)	-
Accrued expenses and other current liabilities	1,698,099	1,293,967
Income tax payable	(917,665)	1,040,984
Cash provided by (used in) operating activities	(38,940,605)	58,027,582

Cash flows from investing activities:
Payment to related parties	-	(48,865,504)
Purchase of notes receivable	(1,321,858)	(4,602,034)
Purchase of property and equipment	(2,293,350)	(649,656)
Net cash used in investing activities	(3,615,208)	(54,117,194)

Cash flows from financing activities:
Proceeds from (payments to) related parties, net	43,009,101	(4,220,546)
Financing Cost on Fixed Assets Purchase	-	15,193
Net cash provided by (used in) financing activities	43,009,101	(4,205,353)

Effect of exchange rate changes on cash	23,110	(880)

Net increase (decrease) in cash and cash equivalents	476,398	(295,845)

Cash and cash equivalents, beginning balance	116,540	363,903

Cash and cash equivalents, ending balance	$592,938	$68,058

SUPPLEMENTARY DISCLOSURE:
Interest paid	322,085	57,694
Income tax paid	1,542,864	849,321

The accompanying notes are an integral part of the financial statements

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Longhai Steel Inc., a Nevada corporation (formerly Action Industries, Inc.) (the "Company") was originally incorporated under the laws of the State of Georgia on December 4, 1995. On March 14, 2008, the Georgia corporation was merged with and into a newly formed Nevada corporation also named Action Industries, Inc. and all of the outstanding shares of the Georgia corporation were exchanged for shares in the surviving Nevada corporation.

On March 26, 2010, the Company completed a reverse acquisition transaction through a share exchange with Kalington Limited (hereafter referred to as “Kalington”), a Hong Kong entity established on November 5, 2009, and its shareholders, whereby the Company acquired 100% of the issued and outstanding capital stock of Kalington in exchange for 10,000 shares of our Series A Preferred Stock which constituted 98.5% of the Company’s issued and outstanding capital stock on an as-converted basis as of and immediately after the consummation of the reverse acquisition. On July 16, 2010, the Company effected a 1-for-125 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”).  Upon the date of the Reverse Stock Split all of the issued and outstanding shares of Series A Preferred Stock automatically converted into 9,850,000 shares of common stock. Following the effectiveness of the Reverse Stock Split and conversion of Series A Preferred Stock into common stock, there were 10,000,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding. As a result of the reverse acquisition, Kalington became the Company’s wholly-owned subsidiary and the former stockholders of Kalington became our controlling stockholders. The share exchange transaction with Kalington and the Shareholders, was treated as a reverse acquisition for accounting and financial reporting purposes, with Kalington as the acquirer and the Company as the acquired party. After the reverse acquisition, the Company changed its name to Longhai Steel Inc.

As a result of the reverse acquisition transaction, the Company now owns all of the issued and outstanding capital stock of Kalington.

Immediately prior to the reverse acquisition, the common stock of Kalington was owned by the following persons in the indicated percentages: William Hugh Luckman (3.51%); Wealth Index Capital Group LLC (a US company) (7.3%); K International Consulting Ltd. (a BVI company) (2.08%); Merrill King International Investment Consulting Ltd. (a BVI company) (0.31%); Shanchun Huang (3.12%); Xiucheng Yang (1.53%); Jianxin Wang (0.92%); Xingfang Zhang (29.45%); and Merry Success Limited (a BVI company) (51.78%). Our Chief Financial Officer and Director, Dr. Eberhard Kornotzki, directly controls the shares held by K International Consulting Ltd. and has a beneficial interest in Wealth Index Capital Group LLC, and Chaojun Wang, our Chief Executive Officer, serves as a director of Merry Success Limited, our principal stockholder after the reverse acquisition, along with Jinhai Guo, its sole shareholder.

Kalington was established on November 5, 2009 in Hong Kong to serve as an intermediate holding company. Chaojun Wang currently serves as the directors of Kalington. Kalington Consulting was established in the PRC on March 18, 2010, and is 100% owned by Kalington. On March 5, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of Kalington Consulting. Chaojun Wang serves as the executive director of Kalington Consulting. Longhai, our operating VIE, was established in the PRC on August 26, 2008, as a result of the carve-out of the division of the Longhai Steel Group, for the purpose of engaging in the production of steel wire. Chaojun Wang serves as the Chairman of the Board of Directors and General Manager of Longhai and owns 80% of the capital stock in Longhai. Longhai’s additional shareholders are Wealth Index International (Beijing) Investment Co., Ltd. (15% owner), an entity owned and controlled by Dr. Eberhard Kornotzki, our Chief Financial Officer, and Wenyi Chen (5% owner). Chaojun Wang also owns 80% of the capital stock of and is the chief executive officer of the Longhai Steel Group. -

On March 19, 2010, prior to the reverse acquisition transaction, Kalington Consulting and Longhai entered into a series of agreements, the VIE Agreements, pursuant to which Longhai became Kalington Consulting’s variable interest entity. The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government. The VIE Agreements include:

•    A Consulting Services Agreement through which Kalington Consulting has the right to advise, consult, manage and operate Longhai and collect and own all of the net profits of Longhai;

•    an Operating Agreement through which Kalington Consulting has the right to recommend director candidates and appoint the senior executives of Longhai, approve any transactions that may materially affect the assets, liabilities, rights or operations of Longhai, and guarantee the contractual performance by Longhai of any agreements with third parties, in exchange for a pledge by Longhai of its accounts receivable and assets;

•    a Proxy Agreement under which the three owners of Longhai have vested their collective voting control over Longhai to Kalington Consulting and will only transfer their respective equity interests in Longhai to Kalington Consulting or its designee(s);

•    an Option Agreement under which the owners of Longhai have granted to Kalington Consulting the irrevocable right and option to acquire all of their equity interests in Longhai; and

•    an Equity Pledge Agreement under which the owners of Longhai have pledged all of their rights, titles and interests in Longhai to Kalinton Consulting to guarantee Longhai’s performance of its obligations under the Consulting Services Agreement.

On March 18, 2010, prior to the reverse acquisition transaction, Mr. Wang entered into a call option agreement, the Merry Success Option Agreement, with Jinhai Guo, the sole shareholder of Merry Success Limited, pursuant to which, Mr. Wang has the right to acquire up to 100% or the shares of Merry Success Limited for fixed consideration within the next three years. The Merry Success Option Agreement also provides that Mr. Guo shall not dispose any of the shares of Merry Success Limited without Mr. Wang’s consent. As a result of the Merry Success Option Agreement, Chaojun Wang, our Chief Executive Officer, beneficially owns a majority of our capital stock and voting power, as well as of Longhai and the Longhai Steel Group.

Because of the common control between Kalington, Kalington Consulting and Longhai, for accounting purposes, the acquisition of these entities has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities based on FASB rules on business combinations and transactions among entities under common control. The restructuring has been accounted for using the "as if" pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial.

Prior to the reverse acquisition of Kalington, the Company was primarily in the business of providing prepaid long distance calling cards and other telecommunication products and was in the development stage and had not commenced planned principal operations. As a result of our reverse acquisition of Kalington, the Company is no longer a shell company and active business operations were revived.

All of the Company’s business operations are now conducted through its Hong Kong and Chinese subsidiaries, Kalington and Kalington Consulting, respectively, and our controlled affiliate, Longhai PRC. The Company’s principal business is the production of steel wire ranging from 6mm to 10mm in diameter. The Company operates two wire production lines which have a combined annual capacity of approximately nine hundred thousand tons per year. The Company’s products are sold to a number of distributors who transport the wire to nearby wire processing facilities. The Company’s wire is then further processed by third party wire refiners into a variety of products such as nails, screws, and wire mesh for use in reinforced concrete and fencing. The Company’s facilities and head offices are located in the town of Xingtai in southern Hebei Province.

Kalington was established in Hong Kong on November 5, 2009 to serve as an intermediate holding company.  Chaojun Wang, the Company's Chief Executive Officer, Chairman of the Board and major shareholder serves as the director of Kalington. Kalington Consulting was established in the PRC on March 18, 2010.

Longhai PRC was originally formed on August 26, 2008 as a carve-out from the Longhai Steel Group of companies. Chaojun Wang serves as the Chairman of the Board of Directors and General Manager of Longhai PRC and owns 80% of the capital stock of Longhai PRC.  Longhai’ PRC's additional shareholders are Wealth Index International (Beijing) Investment Co., Ltd. (15% owner) and Wenyi Chen (5% owner). Chaojun Wang also owns 80% of the capital stock of and is the chief executive officer of the Longhai Steel Group.

Longhai PRC leases five stories of office space and the building which houses our production facilities from the Longhai Steel Group. Until 2008, Longhai PRC purchased 100% of its steel billet from the Longhai Steel Group. Since 2009, Longhai has also purchased steel billet from third party vendors. Steel billet is the principal raw material used in our production of steel wire. Longhai PRC also purchases production utilities from the Longhai Steel Group.

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Since there is common control between the Company and Longhai PRC, for accounting purposes, the acquisition of Longhai PRC has been treated as a recapitalization with no adjustment to the historical basis of the assets and liabilities of the consolidated company. The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim consolidated financial statements as of June 30, 2010 and 2009 and for the three and six months ended June 30, 2010 and 2009 have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.  The consolidated financial statements in this report should be read in conjunction with the December 31, 2009 audited financial statements of the Company and the notes thereto included in the Company’s Form 8-K filed on March 26, 2010.

In the opinion of management, the unaudited interim consolidated financial statements for the three and six months ended June 30, 2010 and 2009 have been prepared on the same basis as the audited consolidated statements as of December 31, 2009 and reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of financial position and results of operations for the interim periods presented have been reflected herein.  The results of operations for the three and six months ended June 30, 2010 are not necessarily indicative of the operating results for any subsequent quarter, for the full fiscal year or any future periods.

All significant inter-company balances and transactions have been eliminated in consolidation. Certain prior period numbers are reclassified to conform to current period presentation.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Action Industries and its 100%-owned subsidiary Kalington for the period from March 26 to June 30, 2010, its 100%-owned subsidiary Longhai for the six months ended June 30, 2010.  All significant inter-company accounts and transactions were eliminated in consolidation.

Basis of Presentation

The financial statements reflect the financial position, results of operations and cash flows of the Company and all of its wholly owned and majority owned subsidiaries as of June 30, 2010 and December 31, 2009 and for the six months ended June 30, 2010 and 2009.  All intercompany items are eliminated during consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the amount of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made.  However, actual results could differ materially from those results.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Accounts are written off against the allowance when it becomes evident collection will not occur.  As of June 30, 2010 and December 31, 2009, accounts receivable were $65,040 and $19,009, respectively.

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Foreign Currency Translation/Transactions

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company's PRC subsidiaries is the RMB.  Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated into U.S. dollars at exchange rates in effect at the balance sheet date; with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income.  Income and expense accounts are translated at average exchange rates during the year.  Gains and losses from foreign currency transactions are recorded in other income (loss), net.  The functional currency is the local currency for all non-U.S. subsidiaries.

The balance sheet amounts at June 30, 2010, with the exception of shareholders' equity, were translated at the exchange rate of 6.8086 RMB to the U.S. $1.00 compared to the exchange rate of 6.8376 RMB to the U.S. $1.00 at December 31, 2009.  The equity accounts were stated at their historical exchange rates.  The average translation rates applied to the income and cash flow statement amounts for the six months ended June 30, 2010 and 2009 was 6.83476 RMB and 6.84329 RMB to the U.S. $1.00, respectively.

Translation adjustments resulting from this process are included in "accumulated other comprehensive income" in the consolidated statement of stockholders’ equity and were $954,781 and $806,818 as of June 30, 2010 and December 31, 2009, respectively.

Earnings Per Share

The Company reports earnings per share in accordance with the provisions of ASC 260 “Earnings Per Share”.  ASC 260 requires the presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share.  Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period.  Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation dates.  As of June 30, 2010 and 2009, the Company did not have any dilutive securities.

NOTE 3 - INVENTORY

Inventory as of June 30, 2010 and December 31, 2009 were as follows:

	June 30, 2010	December 31, 2009
Raw material	$1,320,490	$27,292
Finished goods	202,207	849,000
Auxiliary inventory (spare parts)	1,530,485	1,516,867
Impairment on valuation	(46,855)	-
Total inventory	$3,006,327	$2,393,159

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER PAYABLES

As of June 30, 2010 and December 31, 2009, the accounts payable, unearned revenue and accrued liabilities of the Company were summarized as follows:

	June 30, 2010	December 31, 2009
Accounts payable	$9,938,695	$15,536,226
Unearned revenue	39,632,376	33,245,360
Accrued liabilities and other payables:
– payroll payable	160,125	97,894
– customer deposits	3,527,448	2,923,634
– payable for equipment purchased	-	2,119,889
– others	(6,642)	28,291
Subtotal of accrued expenses and other payables	$3,680,931	$5,169,708

NOTE 5 - RELATED PARTY BALANCES AND TRANSACTIONS

Due from related parties

As of June 30, 2010 and December 31, 2009, due from related parties was summarized as follows:

	June 30, 2010	December 31, 2009
Xingtai Longhai Steel Group Co., Ltd.	$-	$42,047,673
Xingtai Longhai Steel Group Metal Products Co., Ltd.		242,765
Xingtai Shenrui Trading Company	15,244,809	-
Total	$15,244,809	$42,290,438

The Company loaned cash deposits received from third party customers to Xingtai Longhai Steel Group Co., Ltd., a related party under the control of Mr. Wang Chaojun, the Company's Chief Executive Officer.  As of June 30, 2010 and December 31, 2009, amounts due the Company under these loans were Nil and $42,047,673, respectively.

The Company offered customers sales discounts in return for cash deposits.  These cash deposits were subsequently loaned to Xingtai Longhai Steel Group Co., Ltd.  In consideration for the foregoing loans, the Company received reimbursements from Xingtai Longhai Steel Group Co., Ltd. on sales discounts to third party customers in the amount of $1,527,203 and $3,853,889 in the six months ended June 30, 2010 and 2009, respectively and reimbursements of Nil and $2,906,024 in the three months ended June 30, 2010 and 2009, respectively.  The Company recorded these reimbursements as earned finance income which is included in net revenue.

The Company also sells steel wire to Xingtai Longhai Steel Group Metal Products Co., Ltd. (“Longhai Metal”), one of the Longhai Group of companies and a related party under the control of Mr. Wang Chaojun, the Company's Chief Executive Officer.  As of June 30, 2010 and December 31, 2009, accounts receivable from the sale of steel wire to Longhai Metal were Nil and $242,765, respectively.

In May 2010 the Company placed an order for steel billet with Xingtai Shenrui Trading Company, a related party under indirect control of Mr. Wang Chaojun, the Company's Chief Executive Officer and gave Xingtai Shenrui a cash deposit in the amount of $15,244,809 in connection with this order.  The order was subsequently cancelled but as of June 30, 2010 the cash deposit had not yet been returned to the Company and thus is reflected on the Company's balance sheet as "due from related parties."  The cash deposit was returned in full by August 4, 2010.

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Due to related parties

As of June 30, 2010 and December 31, 2009, due to related parties was summarized as follows:

	June 30, 2010	December 31, 2009
Xingtai Longhai Steel Group Co., Ltd.	$541,019	$-

The Company purchases gas and other utilities used in the production of steel wire, from Xingtai Longhai Steel Group Co., Ltd., a related party under the control of Mr. Wang Chaojun, the Company's Chief Executive Officer.  As of June 30, 2010 and December 31, 2009, accounts payable related to the purchase of such utilities were $541,019 and Nil, respectively. In 2010, the Company purchased steel billets from third party vendors, who purchased all the related billets from Longhai Group.

Related party transactions

Revenue

Revenue from the sale of steel wire to Longhai Metal in the six months ended June 30, 2010 and 2009, was Nil and $3,954,193, respectively.  Revenue from the sale of steel wire to Longhai Metal in the three months ended June 30, 2010 and 2009, was Nil and $391,044, respectively.

Revenue from the sale of steel wire to Xingtai Shenrui in the six months ended June 30, 2010 and 2009, was $15,450,433 and Nil, respectively.  Revenue from the sale of steel wire to Xingtai Shenrui in the three months ended June 30, 2010 and 2009, was Nil and Nil, respectively.

In addition, during the six months ended June 30, 2010 and 2009, the Company sold scrap metal to members of the Longhai Group of companies in the amount of $2,369,632 and $1,875,373, respectively.  During the three months ended June 30, 2010 and 2009 the Company sold scrap metal to members of the Longhai Group of companies in the amount of $1,241,227 and $916,545, respectively. These amounts are included in the Company's income statement as net revenue.

Expenses

During the six months ended June 30, 2010 and 2009, the Company purchased gas and other utilities from the Longhai Group in the amount of $5,235,047 and $4,924,584, respectively.  During the three months ended June 30, 2010 and 2009, the Company purchased gas and other utilities from the Longhai Group in the amount of $2,721,667 and $2,697,407, respectively.

In addition, the Longhai Group rents office and workshop space to the Company.  Rent expense for the six months ended June 30, 2010 and 2009 was $14,180 and $14,162, respectively.  Rent expense for the three months ended June 30, 2010 and 2009 was $7,091 and $7,084 respectively.

NOTE 6 - INCOME TAX

The Company's subsidiary, Longhai PRC is subject to the Income Tax Law of the PRC concerning privately-run enterprises.  Privately-run enterprises are generally subject to income tax at the statutory rate of 25%.

The following table summarizes the temporary differences which result in deferred tax assets and liabilities as of June 30, 2010 and December 31, 2009:

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	June 30, 2010	December 31, 2009
Current deferred tax assets:
Inventory impairment reserve	11,714	-
Cost of revenue on goods delivered but not invoiced	-	161,673
Expenses deductible in next year	44,805	31,547
Other	351,078	-
Total current deferred tax assets	407,597	193,220

Total deferred tax assets	$407,597	$193,220

	June 30, 2010	December 31, 2009
Current deferred tax liabilities:
Tax on financing service not invoiced to related party	2,473,253	1,365,401
Total current deferred tax liabilities	2,473,253	1,365,401

Non-current deferred tax liabilities:
Depreciation of fixed assets	$178,452	$190,351
Total deferred tax liabilities	$2,651,705	$1,555,752

Net current deferred tax liabilities	2,065,656	1,172,181
Net non-current deferred tax liabilities	178,452	190,351

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended June 30, 2010 and 2009:

	2010	2009
U.S. statutory rates	34.0%	34.0%
Tax rate difference	(9.0%)	(9.0%)

Tax per financial statements	25.0%	25.0%

NOTE 7 – SHAREHOLDERS’ EQUITY

Series A Convertible Preferred Stock

On March 25, 2010, the Company filed a Certificate of Designation establishing the Series A Preferred Stock and setting forth the rights, preferences and privileges of the Series A Preferred Stock.  On or about March 25, 2010, the Company issued 10,000 shares of Series A Preferred Stock.

Pursuant to the Certificate of Designation, the shares of Series A Preferred Stock automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for every 985 shares of common stock immediately subsequent to the effectiveness of the Company's 1-for-125 reverse split of its outstanding common stock (the "Reverse Stock Split").

The Reverse Stock Split was effective on July 16, 2010 and the 10,000 outstanding shares of Series A Preferred Stock automatically converted into 9,850,000 shares of common stock, which constitutes 98.5% of the Company's outstanding common stock.  For accounting purposes, we treated the Series A Preferred Stock as being converted fully to common stock on a post- reverse split basis for all periods presented.

Following the Reverse Stock Split and the conversion of Series A Preferred Stock into common stock, the Company has 10,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Statutory Reserve

Our PRC subsidiary is required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reach 50% of our PRC subsidiary’s registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends.

NOTE 8 – STOCK OPTION PLAN

On April 1, 2010, the Company granted a newly appointed executive officer a 5-year option to purchase 200,000 shares of the Company’s common stock. According to the stock option agreement, the option has a per share exercise price equal to $6.00, the fair market value of the stock on the date of grant. Half of the options are immediately exercisable and one-fourth will vest on each anniversary date of the grant over the next two years.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of its stock options. The fair value of options was estimated on the date of grant. Valuation assumptions used in the Black-Scholes option-pricing model for options issued include (1) discount rate of 1.63% based upon United States Treasury yields in effect at the time of the grant, (2) expected term of 2.875 years based upon simplified calculations due to the limited period of time the Company’s equity shares have been publicly traded, (3) expected volatility of 88%, and (4) zero expected dividends. The calculated fair value of the grant was $3.32 per share. No stock options were exercised during the six months ended June 30, 2010.

NOTE 9 – SUBSEQUENT EVENT

On October 12, 2010, the Company entered into a five year operating lease agreement with Xingtai Longhai Steel Group, a related party under the control of Mr. Wang Chaojun, the Company's Chief Executive Officer, for a newly constructed wire plant adjacent to the Company’s current facility with an annual lease cost of RMB 14 million (approximately USD $2.1 million) due in every six months.

 AUDITED FINANCIAL STATEMENTS OF ACTION INDUSTRIES, INC
AS OF DECEMBER 31, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Longhai Steel Inc.

We have audited the accompanying balance sheets of Longhai Steel Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2009, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements of the Company referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

March 26, 2010, except for Note 13, as to which the date is July 16, 2010; and for Note 14, as to which the date is October 12, 2010

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 & 2008

	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$115,510	$363,903
Accounts receivable, net	19,009	-
Inventory, net	2,393,159	2,107,701
Advance to suppliers	15,663,763	23,873,721
Tax receivable	1,579,933	-
Other current assets	2,799	64,194
Due from related parties	42,290,438	-
Total current assets	62,064,611	26,409,519

Property, plant and equipment, net	26,680,244	29,355,329

Other assets	-	30,343
TOTAL ASSETS	$88,744,855	$55,795,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,536,226	$6,128,116
Unearned revenue	33,245,360	17,913,926
Income tax payable	2,325,984	656,972
Accrued liabilities	5,169,708	7,245,557
Current deferred tax liabilities	1,172,181	169,639
Short-term debt - related party	-	4,214,758

Total current liabilities	57,449,459	36,328,968

Non-current deferred tax liabilities	190,351	113,272
TOTAL LIABILITIES	57,639,810	36,442,240

STOCKHOLDERS’ EQUITY
Preferred stock, .001 par value, 10,000,000 shares authorized none issued and outstanding	-	-
Common Stock, .001 par value, 100,000,000 shares authorized, 9,850,000 shares issued and outstanding, respectively	9,850	9,850
Additional paid-in capital	2,655,041	2,655,041
Accumulated other comprehensive income	806,818	752,334
Retained earnings	27,633,336	15,935,726

TOTAL STOCKHOLDERS’ EQUITY	31,105,045	19,352,951

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$88,744,855	$55,795,191

The accompanying notes are an integral part of these consolidated financial statements

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 & 2007

	The Year Ended December 31
	2009	2008	2007
Revenue	$373,660,461	$511,487,983	$238,644,939
Cost of revenue	(356,833,041)	(492,792,919)	(234,180,486)
Gross profit	16,827,420	18,695,064	4,464,453
Operating expenses:
General and administrative expenses	(1,114,016)	(798,083)	(476,507)
Impairment loss on assets	-	-	(20,632)
Income from operations	15,713,404	17,896,981	3,967,314
Interest income	3,301	806	-
Interest expense	(85,422)	(84,199)	(121,417)
Other expenses	(34,470)	(27,768)	(22,456)
Total other income and expenses	(116,591)	(111,161)	(143,873)
Income before income taxes	15,596,813	17,785,820	3,823,441
Income tax expense	(3,899,203)	(4,446,455)	(1,227,080)
Net income	$11,697,610	$13,339,365	$2,596,361
Net Income per share – basic and diluted	$1.19	$1.35	$0.26
Weighted average shares outstanding – basic and diluted	9,850,000	9,850,000	9,850,000
Comprehensive Income
Net income	$11,697,610	$13,339,365	$2,596,361
Other comprehensive income	54,484	521,483	230,851
Comprehensive income	$11,752,094	$13,860,848	$2,827,212

The accompanying notes are an integral part of these consolidated financial statements.

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 & 2007

			Additional	Other
		Common	Paid-in	comprehensive	Retained
	Shares	Stock	Capital	income	earnings	Total
Balance January 1, 2007	9,850,000	$9,850	1,781,004	$-	$-	$1,790,854
Foreign Currency Translation	-	-	-	230,851	-	230,851
Net income	-	-	-	-	2,596,361	2,596,361
Balance December 31, 2007	9,850,000	$9,850	$1,781,004	$230,851	$2,596,361	$4,618,066
Contributed capital	-	-	874,037	-	-	874,037
Foreign Currency Translation	-	-	-	521,483	-	521,483
Net income	-	-	-	-	13,339,365	13,339,365
Balance December 31, 2008	9,850,000	$9,850	$2,655,041	$752,334	$15,935,726	$19,352,951
Foreign Currency Translation	-	-	-	54,484	-	54,484
Net income	-	-	-	-	11,697,610	11,697,610
Balance December 31, 2009	9,850,000	$9,850	$2,655,041	$806,818	$27,633,336	$31,105,045

The accompanying notes are an integral part of these consolidated financial statements.

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 & 2007

	2009	2008	2007
Cash flows from operating activities:

Net income	$11,697,610	$13,339,365	$2,596,361
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,990,846	2,884,014	2,280,177
Provision for inventory obsolescence	-	-	20,632
Deferred tax assets / liabilities	1,078,918	162,556	112,787
Changes in operating assets and liabilities:
Accounts receivable	(19,009)	6,083,087	(5,700,591)
Inventory	(280,217)	1,620,193	(3,493,489)
Advance to suppliers	8,280,771	(23,873,721)	-
Prepaid expenses and other assets	50,102	(64,194)	-
Due to / from related parties	(17,194,469)	(12,811,436)	948,571
Accounts payable	9,392,873	4,229,366	1,779,359
Accrued expenses and other current liabilities	(2,175,127)	2,184,788	1,359,937
Advance from customers	15,286,893	9,439,401	7,941,659
Income tax payable	1,667,379	(586,349)	1,165,143
CASH PROVIDED BY OPERATING ACTIVITIES	30,776,570	2,607,070	9,010,546

Cash flows from investing activities:
Advances to affiliates	(29,321,207)	-	-
Purchase of property and equipment and other long-term assets	(244,267)	-	-
CASH USED IN INVESTING ACTIVITIES	(29,565,474)	-	-

Cash flows from financing activities:
Contributed capital	-	874,037	-
Repayments on borrowings from related parties	(1,498,671)	(2,535,072)	(8,210,997)
Financing cost on fixed assets purchase	30,418	85,527	126,449
Principal payments on long-term loan	-	(874,037)	(1,107,452)
CASH USED IN FINANCING ACTIVITIES	(1,468,253)	(2,449,545)	(9,192,000)

Effect of exchange rate changes on cash	8,764	206,378	181,454

Net (decrease) increase in cash and cash equivalents	(248,393)	363,903	-

Cash and cash equivalents, beginning balance	363,903	-	-
Cash and cash equivalents, ending balance	$115,510	$363,903	$-

NON-CASH TRANSACTIONS

Fixed assets purchased on credit	$-	$1,550,886	$7,566,360
Raw materials purchased on credit	-	4,214,758	15,955,612
Financing service and sales of products to related parties	12,969,231	-	-

SUPPLEMENTARY DISCLOSURE:
Interest paid	$85,422	$-	$-
Income tax paid	$1,154,400	$-	$1,227,080

The accompanying notes are an integral part of these consolidated financial statements.

LONGHAI STEEL INC. (Formerly Action Industries, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Longhai Steel Inc. (formerly Action Industries, Inc.) was originally incorporated under the laws of the State of Georgia on December 4, 1995. On March 14, 2008, the Georgia corporation was merged with and into a newly formed Nevada corporation also named Action Industries, Inc. and all of the outstanding shares of the Georgia corporation were exchanged for shares in the surviving Nevada corporation.

On March 26, 2010, the Company completed a reverse acquisition transaction through a share exchange with Kalington Limited (hereafter referred to as “Kalington”), a Hong Kong entity established on November 5, 2009, and its shareholders, or the Shareholders, whereby the Company acquired 100% of the issued and outstanding capital stock of Kalington in exchange for 10,000 shares of our Series A Preferred Stock which constituted 98.5% of the Company’s issued and outstanding capital stock on a as-converted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Kalington became the Company’s wholly-owned subsidiary and the former shareholders of Kalington became our controlling stockholders. The share exchange transaction with Kalington and the Shareholders, or Share Exchange, was treated as a reverse acquisition, with Kalington as the acquirer and the Company as the acquired party for accounting and financial reporting purposes. After the reverse acquisition, the Company changed its name to Longhai Steel Inc.

As a result of our acquisition of Kalington, the Company now owns all of the issued and outstanding capital stock of Kalington.

Immediately prior to the reverse acquisition, the common stock of Kalington was owned by the following persons in the indicated percentages: William Hugh Luckman (3.51%); Wealth Index Capital Group LLC (a US company) (7.3%); K International Consulting Ltd. (a BVI company) (2.08%); Merrill King International Investment Consulting Ltd. (a BVI company) (0.31%); Shanchun Huang (3.12%); Xiucheng Yang (1.53%); Jianxin Wang (0.92%); Xingfang Zhang (29.45%); and Merry Success Limited (a BVI company) (51.78%). Our Chief Financial Officer and Director, Dr. Eberhard Kornotzki, directly controls the shares held by K International Consulting Ltd. and has a beneficial interest in Wealth Index Capital Group LLC, and Chaojun Wang, our Chief Executive Officer, serves as a director of Merry Success Limited, our principal stockholder after the reverse acquisition, along with Jinhai Guo, its sole shareholder.

Kalington was established on November 5, 2009 in Hong Kong to serve as an intermediate holding company. Chaojun Wang currently serves as the directors of Kalington. Kalington Consulting was established in the PRC on March 18, 2010, and is 100% owned by Kalington. On March 5, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of Kalington Consulting. Chaojun Wang serves as the executive director of Kalington Consulting. Longhai, our operating VIE, was established in the PRC on August 26, 2008, as a result of the carve-out of the division of the Longhai Steel Group, for the purpose of engaging in the production of steel wire. Chaojun Wang serves as the Chairman of the Board of Directors and General Manager of Longhai and owns 80% of the capital stock in Longhai. Longhai’s additional shareholders are Wealth Index International (Beijing) Investment Co., Ltd. (15% owner), an entity owned and controlled by Dr. Eberhard Kornotzki, our Chief Financial Officer, and Wenyi Chen (5% owner). Chaojun Wang also owns 80% of the capital stock of and is the chief executive officer of the Longhai Steel Group.

On March 19, 2010, prior to the reverse acquisition transaction, Kalington Consulting and Longhai entered into a series of agreements, the VIE Agreements, pursuant to which Longhai became Kalington Consulting’s variable interest entity. The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government. The VIE Agreements include:

  A Consulting Services Agreement through which Kalington Consulting has the right to advise, consult, manage and operate Longhai and collect and own all of the net profits of Longhai;

  an Operating Agreement through which Kalington Consulting has the right to recommend director candidates and appoint the senior executives of Longhai, approve any transactions that may materially affect the assets, liabilities, rights or operations of Longhai, and guarantee the contractual performance by Longhai of any agreements with third parties, in exchange for a pledge by Longhai of its accounts receivable and assets;

  a Proxy Agreement under which the three owners of Longhai have vested their collective voting control over Longhai to Kalington Consulting and will only transfer their respective equity interests in Longhai to Kalington Consulting or its designee(s);

  an Option Agreement under which the owners of Longhai have granted to Kalington Consulting the irrevocable right and option to acquire all of their equity interests in Longhai; and

  an Equity Pledge Agreement under which the owners of Longhai have pledged all of their rights, titles and interests in Longhai to Kalington Consulting to guarantee Longhai’s performance of its obligations under the Consulting Services Agreement.

On March 18, 2010, prior to the reverse acquisition transaction, Mr. Wang entered into a call option agreement, the Merry Success Option Agreement, with Jinhai Guo, the sole shareholder of Merry Success Limited, pursuant to which, Mr. Wang has the right to acquire up to 100% or the shares of Merry Success Limited for fixed consideration within the next three years. The Merry Success Option Agreement also provides that Mr. Guo shall not dispose any of the shares of Merry Success Limited without Mr. Wang’s consent. As a result of the Merry Success Option Agreement, Chaojun Wang, our Chief Executive Officer, beneficially owns a majority of our capital stock and voting power, as well as of Longhai and the Longhai Steel Group.

Because of the common control between Kalington, Kalington Consulting and Longhai, for accounting purposes, the acquisition of these entities has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities based on FASB rules on business combinations and transactions among entities under common control.  The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial.

Prior to the reverse acquisition of Kalington, the Company was primarily in the business of providing prepaid long distance calling cards and other telecommunication products and was in the development stage and had not commenced planned principal operations. As a result of our reverse acquisition of Kalington, the Company no longer a shell company and active business operations were revived.

All of the Company’s business operations are now conducted through its Hong Kong and Chinese subsidiaries, Kalington and Kalington Consulting, respectively, and controlled affiliate, Longhai. The Company’s principal business is the production of steel wire ranging from 6.5mm to 10mm in diameter. The Company operates two wire production lines which have a combined annual capacity of approximately nine hundred thousand tons per year. The Company’s products are sold to a number of distributors who transport the wire to nearby wire processing facilities. The Company’s wire is then further processed by third party wire refiners into a variety of products such as nails, screws, and wire mesh for use in reinforced concrete and fencing. The Company’s facilities and head offices are located in the town of Xingtai in southern Hebei.

Kalington was established in Hong Kong on November 5, 2009 to serve as an intermediate holding company. Chaojun Wang currently serves as the director of Kalington. Kalington Consulting was established in the PRC on March 18, 2010.

Longhai was established in the PRC on August 26, 2008 as a result of a carve-out from the Longhai Steel Group for the purpose of engaging in the production of steel wire. Chaojun Wang serves as the Chairman of the Board of Directors and General Manager of Longhai and owns 80% of the capital stock in Longhai. Longhai’s additional shareholders are Wealth Index International (Beijing) Investment Co., Ltd. (15% owner) and Wenyi Chen (5% owner). Chaojun Wang also owns 80% of the capital stock of and is the chief executive officer of the Longhai Steel Group.

Longhai leases a five-story office space and the building which houses our production facilities from the Longhai Steel Group. Until 2008, Longhai purchased 100% of its steel billet from the Longhai Steel Group. Since 2009, Longhai has purchased steel billet from third party vendors. Steel Billet is the principal raw material used in our production of steel wire. Longhai also purchases production utilities from the Longhai Steel Group.

Since the common control between Action Industries, Inc. and Longhai for accounting purposes, the acquisition of Longhai has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities. The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements reflect the financial position, results of operations and cash flows of the Company and all of its wholly owned and majority owned subsidiaries as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and the period from August 26, 2008 to December 31, 2008, and of carve-out financial statements of Longhai as of December 31, 2007 and for the period from January 1, 2008 to August 25, 2008 and for the year ended December 31, 2007. All intercompany items are eliminated during consolidation.

The carve-out financial statements include the assets, liabilities and results of operations of Longhai that were "carved-out" from Xingtai Longhai Steel Group Co., Ltd. (the “Group”). The operating expenses included in the “carve-out”) financial statements include proportional allocations of various common costs of the Group because specific identification of the expenses was not practicable. The common costs include expenses from the Group related to various common costs, including executive, finance and accounting, human resources, legal, marketing, and information technology.

The Company believes that the assumptions underlying the carve-out financial statements are reasonable. The cost allocation methods applied to certain common costs include the following:

  Specific identification. Where the amounts were specifically identified to the Division, they were classified accordingly.

  Reasonable allocation. Where the amounts were not clearly or specifically identified, management determined if a reasonable allocation method could be applied. For example, proportionally allocated general and administrative expenses based on production costs.

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The Company’s functional currency is the Chinese Renminbi (“RMB”); however the accompanying financial statements have been translated and presented in United States Dollars (“$”).

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Concentration of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade and bills receivables. As of December 31, 2009 and 2008, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income/(loss). Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of stockholders’ equity but are excluded from net income. During the periods presented, other comprehensive income (loss) includes cumulative translation adjustment from foreign currency translation.

Foreign Currency Transactions

The reporting currency of the Company is the US dollar. The functional currency of PRC subsidiaries is RMB. The financial statements of PRC subsidiaries are translated to United States Dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues, expenses and cash flows. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The balance sheet amounts with the exception of equity at December 31, 2009 were translated 6.8376 RMB to $1.00 as compared to 6.8542 RMB at December 31, 2008. The equity accounts were stated at their historical exchange rate. The average translation rates applied to the income and cash flow statement amounts for the years ended December 31, 2009, 2008 and 2007 was 6.84092 RMB, 6.96225 RMB and 7.6172 RMB to $1.00, respectively..

Translations adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of stockholders’ equity and were $806,818 and $752,334 as of December 31, 2009 and 2008, respectively.

Cash and Cash Equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with original maturity of three months or less, when purchased, to be cash and cash equivalents. The Company maintains cash with various banks and trust companies located in China. Cash accounts are not insured or otherwise protected. Should any bank or trust company holding cash deposits become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash on deposit with that particular bank or trust company.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Accounts are written off against the allowance when it becomes evident collection will not occur. As of December 31, 2009 and 2008, the accounts receivable was $19,009 and Nil, respectively.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses. The Company writes down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. All ordinary repair and maintenance costs are expensed as incurred. Expenditures for maintenance and repairs are expensed as incurred. Major renewals and betterments are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed in the current period.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of assets as set out below.

Estimated Useful Life
Plant and building	20 years
Machinery and equipment	10 years
Office furniture and equipment	5 years
Transportation equipment	5 years

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, the Company reviews the carrying values of long-lived assets, including property, plant and equipment, land use right and other intangible assets, whenever facts and circumstances indicate the assets may be impaired. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If an asset is considered impaired, the impairment is measured by the amount by which the carrying amount the asset exceeds the fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the years ended December 31, 2009, 2008 and 2007.

Revenue Recognition

The Company recognizes sales in accordance with United SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” and SAB No. 104, “Revenue Recognition.” The Company recognizes revenue when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services were rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. After the customers of the Company taking the goods and signing on the shipping order, the Company considers the signed shipping order as customer acceptance and the risk of goods is transferred, as the price in invoice or sales contract with customers is fixed, the Company recognize revenue accordingly. Revenue is not recognized until title and risk of loss is transferred to the customer, which occurs upon delivery of goods, and objective evidence exists that customer acceptance provisions have were met. Provisions for discounts and returns are provided for at the time the sale is recorded, and are recorded as a reduction of sales. The Company bases its estimates on historical experience taking into consideration the type of products sold, the type of customer, and the type of specific transaction in each arrangement. Revenues represent the invoiced value of goods, net of value added tax (“VAT”).

The Company provides a product warranty to customers; meanwhile, as an assembling company, all parts are purchased from related suppliers, suppliers provide a same terms warranty to the Company as that the Company provides to customers. In case customers claim problem products to the Company, the Company will claim the related parts to suppliers accordingly. Further more, the labor costs and overheads related to the problem products are not material compared to the parts cost, so the company do not accrue any warranty liabilities in financial statements.

The Company does not offer promotional payments, customer coupons, rebates or other cash redemption offers to its customers. Deposits or advance payments from customers prior to delivery of goods and passage of title of goods are recorded as unearned revenue.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 “Income Taxes”. Under this method, deferred income taxes are recognized for the estimated tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts and each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized when, in management’s opinion; it is more likely than not that some portion of the deferred tax assets will not be realized. The provision for income taxes represents current taxes payable net of the change during the period in deferred tax assets and liabilities.

Earnings (loss) Per Share

The Company reports earnings per share in accordance with the provisions of ASC 260 “Earnings Per Share.” ASC 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation dates. As of December 31, 2009, 2008 and 2007, the Company does not have any dilutive securities. The Company does not have shares outstanding. As a result, earnings per share are not presented.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures,” adopted January 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables qualify as financial instruments. Management concluded the carrying values are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated interest rate approximates current rates available. The three levels are defined as follows:

  Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

  Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

It is management’s opinion that as of December 31, 2009, 2008 and 2007, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates. The carrying amounts of short-term and long-term loans approximate their fair values because the applicable interest rates approximate current market rates.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R (Now included in ASC 805), "Business Combinations," which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling  interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and for disclosure to enable evaluation of the nature and financial effects of the business combination. The Company adopted this standard as of January 1, 2009 and does not expect it to have an impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160 (Now ASC 810-10), "Non-controlling Interests in Consolidated Financial Statements,” an amendment of ARB No. 51. ASC 810-10 introduces significant changes in the accounting and reporting for business acquisitions and non-controlling  interest in a subsidiary. ASC 810-10 also changes the accounting and reporting for the deconsolidation of a subsidiary. Companies are required to adopt the new standard for fiscal years beginning after January 1, 2009. The Company adopted this standard effectively January 1, 2009 and does not expect it to have an impact on the Company’s financial statements.

Effective July 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (Now ASC 820), which provides guidance on how to measure assets and liabilities that use fair value. ASC 820 applies whenever another U.S. GAAP standard requires (or permits) measurement of assets or liabilities at fair value, but does not expand the use of fair value to any new circumstances. The Company also adopted FASB Staff Position ("FSP") No. FAS 157-2, which allows the Company to partially defer the adoption of ASC820. This FSP defers the effective date of ASC 820 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Nonfinancial assets and nonfinancial liabilities include all assets and liabilities other than those meeting the definition of a financial asset or financial liability as defined in paragraph 6 of Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The adoption of ASC 820 had no impact on our financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (Now ASC 855), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. ASC 855 is effective for interim and annual periods ending after June 15, 2009. The adoption of ASC 855 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued Update No. 2009-01, Generally Accepted Accounting Principles (ASU 2009-01). ASU 2009-01 establishes “The FASB Accounting Standards Codification,” or Codification, which became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. On the effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non grandfathered non-SEC accounting literature not included in the Codification will become non authoritative. ASU 2009-01 is effective for interim and annual periods ending after September 15, 2009. The Company will adopt the provisions of ASU 2009-01 for the period ended September 30, 2009. There will be no impact on the Company’s operating results, financial position or cash flows.

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

NOTE 3 - INVENTORY

Inventory as of December 31, 2009 and 2008 were as follows:

	December	December
	31, 2009	31, 2008
Raw material	$27,292	$875,282
Finished goods	849,000	314,847
Auxiliary inventory (spare parts)	1,516,867	917,572

Total inventory	$2,393,159	$2,107,701

NOTE 4 - ADVANCE TO SUPPLIERS

	December	December
	31, 2009	31, 2008
Advance to suppliers	$15,663,763	$23,873,721

Advance to suppliers represents amounts prepaid for raw materials. The advances are applied against amounts due to the supplier as the materials are received

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

As of December 31, 2009 and 2008, property, plant and equipment consisted of the following:

	December	December
	31, 2009	31, 2008
Plant and building	$7,467,107	$7,448,587
Machinery and equipment	19,209,690	18,936,343
Office furniture and equipment	8,398,072	8,359,152
Transportation equipment	74,914	74,728

Total property, plant and equipment	35,149,783	34,818,810
Less: accumulated depreciation	(8,469,539)	(5,463,481)

Total property, plant and equipment, net	$26,680,244	$29,355,329

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $2,990,846, $2,884,014 and $2,280,177, respectively.

NOTE 6 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER PAYABLES

As of December 31, 2009 and December 31, 2008, the accounts payable, unearned revenue and accrued liabilities of the Company were summarized as follows:

	December	December
	31, 2009	31, 2008
Accounts payable	$15,536,226	$6,128,116
Unearned revenue	33,245,660	17,913,926

Accrued liabilities and other payables:
– payroll payable	97,894	104,793
– taxes payable	-	1,328,830
– customer deposits	2,923,634	2,190,881
– payable for equipment purchased	2,119,889	3,609,584
– others	28,291	11,469

Total accrued expenses and other payables	$5,169,708	$7,245,557

NOTE 7 - RELATED PARTY BALANCE AND TRANSACTIONS

Due to related party

As of December 31, 2009 and December 31, 2008, due to related party was summarized as follows:

	December	December
	31, 2009	31, 2008
Xingtai Longhai Steel Group Co., Ltd. (“ Longhai Group”)	$-	$4,214,758

The Company purchased the raw material and utilities for production from Longhai Group, which is controlled by Mr. Wang, the majority owner of the Company. As of December 31, 2009 and 2008, the outstanding balance of this purchase was Nil and $4,214,758, respectively.

Due from related parties

As of December 31, 2009 and December 31, 2008, due from related parties was summarized as follows:

	December	December
	31, 2009	31, 2008
Xingtai Longhai Steel Group Co., Ltd.	$42,047,673	$-
Xingtai Longhai Steel Group Metal Products Co., Ltd.	242,765	-

Total	$42,290,438	0

The Company provided cash advances to Longhai Group. As of December 31, 2009 and 2008, the outstanding balance of this service was $42,047,673 and Nil respectively. The Company sells steel wire to Xingtai Longhai Steel Group Metal Products Co., Ltd. ("Longhai Metal") As of December 31, 2009 and 2008, the balance of due from Longhai Metal related to such sales was $242,765 and Nil, respectively. As of the date of this filing, in anticipation of being a U.S. public company, all balances have been repaid and no loans to the Longhai Steel Group are outstanding. See Note 12 for subsequent event related to the settlement of related party receivable.

REFER TO SUBSEQUENT EVENT RELATED TO THE SETTLEMENT OF RELATED PARTY RECEIVABLES

Related party transactions

In 2009, the Company purchased production utilities from Longhai Group amounted to $11,661,547. In addition, the amount of $3,688,573 steel scrape and $71,595 steel wire were sold to Longhai Group during 2009. The Company provided cash advances to Longhai Group and earned finance income amounted to $8,360,120 in 2009, which is included in the Company’s revenue. In 2009, the Company purchased steel billets from third party vendors, who purchased all the related steel billets from Longhai Group.

In 2008, the Company purchased billet and production utilities from the Group amounted to $488,908,517 and $9,111,397, respectively. In addition, the amount of $5,159,081 steel scrape and $1,604,785 steel wire were sold to the Group during 2008.

In 2007, the Company purchased billet and production utilities from the Group amounted to $222,561,569 and $5,409,213, respectively. In addition, the amount of $3,091,358 steel scrape was sold to the Group during 2007.

Since the Company purchased almost all of its raw materials from the Group during 2008 and 2007, which is an entity under common control with the Company, the cost of purchases, the gross margin and net income of the Company might be different from a similar company that purchases raw materials from an independent third party.

In addition, Longhai Group rents office building and workshop to the Company. The lease term is month by month. The rent expense for the years ended December 31, 2009, 2008 and 2007 was $28,334, $128,604 and $25,447, respectively.

The amount of steel wire sold to Longhai Steel Group Metal Products was $3,955,563 for the year of 2009 and Nil for the years of 2008 and 2007.

NOTE 8 - INCOME TAX

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments in 2009 and 2008.

The following table summarizes the temporary differences which result in deferred tax assets and liabilities as of December 31, 2009 and December 31, 2008:

	December	December
	31, 2009	31, 2008
Current deferred tax assets:
Cost of uninvoiced goods delivery	161,673	2,107,242
Expenses deductible in next year	31,547	26,198
Total current deferred tax assets	193,220	2,133,440

Non-current deferred tax assets
Amortization of long-term prepaid expenses	-	109,422

Total deferred tax assets	$193,220	$2,242,862

	December	December
	31, 2009	31, 2008
Current deferred tax liabilities:
Sales of uninvoiced goods delivery (net of output VAT)	1,365,401	2,303,079

Non-current deferred tax liabilities:
Depreciation of fixed assets	$190,351	$222,694
Total deferred tax liabilities	$1,555,752	$2,525,773

Net current deferred tax liabilities	1,172,181	169,639
Net non-current deferred tax liabilities	190,351	113,272

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2009 and 2008:

	2009	2008
US statutory rates	34.0%	34.0%
Tax rate difference	(9.0)%	(9.0)%

Tax per financial statements	25.0%	25.0%

NOTE 9 - EQUITY

The Company’s equity is comprised of the common stock, additional paid-in capital plus retained earnings of the Company and the carved-out Division. As of December 31, 2009 and 2008, the initial capital contribution of fixed assets totaled to $1,781,004 (at shareholders’ cost basis) was recorded in additional paid-in capital. On August 21, 2008, the Company received cash contribution totaling $874,037 from the major shareholders as additional paid-in capital.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Social insurance for employees

According to the prevailing laws and regulations of the PRC, the Company is required to cover its employees with medical, retirement and unemployment insurance programs. Management believes that due to the transient nature of its employees, the Company does not need to provide all employees with such social insurances, and has paid the social insurances for the Company’s employees who have completed three months’ continuous employment with the Company.

In the event that any current or former employee files a complaint with the PRC government, the Company may be subject to making up the social insurances as well as administrative fines. As the Company believes that these fines would not be material, no provision has been made in this regard.

Tax issues

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

Value Added Tax

The Company is subject to value added tax ("VAT") for manufacturing products. The applicable VAT tax rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company paid value added taxes ("VAT") based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes which are determined to be late or deficient. According to the PRC tax laws, any potential tax penalty payable on late or deficient payments of this tax could be between zero and five times the amount of the late or deficient tax payable, and will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due. At December 31, 2009 and 2008, the Company accrued Nil and $1,328,829, respectively, of unpaid value-added taxes.

NOTE 11 - OPERATING RISKS

(a) Country risk

Currently, the Company’s revenues are primarily derived from the sale of agriculture tractors to customers in the People’s Republic of China (“PRC”). The Company hopes to expand its operations to other countries, however, such expansion has not commenced and there is no assurance that the Company will be able to achieve such expansion. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

In addition to competing with other manufacturers of steel wires, the Company competes with larger PRC companies which have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. These PRC companies may be able to offer products at a lower price. There can be no assurance the Company will remain competitive should this occur.

(c) Exchange risk

The Company can not guarantee the Renminbi, US dollar exchange rate will remain steady, therefore the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Renminbi and US dollars. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC currently allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations relating to ownership of a Chinese corporation are changed by the PRC government, the Company’s ability to operate the PRC subsidiaries could be affected.

(e) Interest risk

The Company is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Company’s future interest expense will fluctuate in line with any change in borrowing rates. The Company does not have any derivative financial instruments as of December 31, 2009 and 2008 and believes its exposure to interest rate risk is not material.

NOTE 12 - MAJOR CUSTOMERS AND MAJOR VENDORS

The Company generated 39.0 percent, 51.0 percent and 49.0 percent of its revenues from five customers during the years ended December 31, 2009, 2008 and 2007, respectively.

The Company incurred 91.0 percent of its cost of revenues to three vendors during the year ended December 31, 2009. The Company incurred 99.0 percent of its cost of revenues to one vendor during the year ended December 31, 2008. The Company incurred 100 percent of its cost of revenues to one vendor during the year ended December 31, 2007.

NOTE 13 - SUBSEQUENT EVENTS

On March 26, 2010, Longhai entered into and closed an Agreement and Plan of Reorganization with Action Industries, Inc. (“Action”), a Delaware public shell company. Upon closing, the equity owners of Longhai delivered all of their equity interests in Longhai to Action in exchange for 10,000 shares of Action’s Series A Preferred Stock which constituted 98.5% of Action’s issued and outstanding capital stock on an as-converted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, the Company became Action’s wholly-owned subsidiary and the former shareholders of the Company became Action’s controlling stockholders. The share exchange transaction with Longhai and the shareholders of Action, or Share Exchange, was treated as a reverse acquisition, with the Longhai as the acquirer and Action as the acquired party. Acton changed its name to Longhai Steel Inc after the reverse acquisition.

On March 25, 2010 the Company settled and received payments for all outstanding balances due from Xingtai Longhai Steel Group, in accordance with the anticipated related party policies and procedures associated with being a public reporting company.

Series A Convertible Preferred Stock

The Company issued 10,000 shares of Series A Preferred Stock. The Certificate of Designation was filed on March 25, 2010.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 985 shares of common stock immediately subsequent to the effectiveness of a planned 1-for-125 reverse split of our outstanding common stock, which will become effective on the effective date (the “Reverse Stock Split”). Upon the Reverse Stock Split the 10,000 outstanding shares of Series A Preferred Stock will automatically convert into 9,850,000 shares of common stock, which will constitute 98.5% of the outstanding common stock of Action Industries, Inc. subsequent to the Reverse Stock Split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-125 reverse split (to retroactively take into account the Reverse Stock Split).

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock. Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

Following the effectiveness of the Reverse Stock Split and conversion of Series A Preferred Stock into common stock, there will be approximately 10,000,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The reverse stock split went effective on July 16, 2010 and all shares of Series A preferred stock are automatically converted into common stock. For accounting purposes, we treated the series A convertible preferred stock as being converted fully to common stock on the post reverse split basis for all periods presented.

The 1-for-125 Reverse Stock Split

The Company’s Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-125 Reverse Stock Split of our issued and outstanding Common Stock. The Reverse Stock Split will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split. The Reverse Stock Split will trigger the automatic conversion of our Series A Preferred Stock into 9,850,000 shares of Common Stock. The Reverse Stock Split went effective on July 16, 2010.

For accounting purposes, all shares are retroactively restated to reflect the reverse stock split.

NOTE 14 – SUBSEQUENT EVENT - LEASE AGREEMENT WITH RELATED PARTY

On October 12, 2010, the Company entered into a five year operating lease agreement with Xingtai Longhai Steel Group, a related party under the control of Mr. Wang Chaojun, the Company's Chief Executive Officer, for a newly constructed wire plant adjacent to the Company’s current facility with an annual lease cost of RMB 14 million (approximately USD $2.1 million) due in every six months.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Longhai Steel Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

  except the securities offered by this prospectus;

  in any jurisdiction in which the offer or solicitation is not authorized;

  in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

  to any person to whom it is unlawful to make the offer or solicitation; or

  to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

  there have been no changes in the affairs of Longhai Steel Inc. after the date of this prospectus; or

  the information contained in this prospectus is correct after the date of this prospectus.

Until _______ ___, 2010 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

[___] Units
Each Unit Consisting of
Two Shares of Common Stock
One Warrant to Purchase One
Share of Common Stock

PROSPECTUS

_______ , 2010

________________

Ladenburg Thalmann & Co. Inc.

________________

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration FINRA and NASDAQ fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$1,490
FINRA	2,580
NASDAQ Listing Fees	125,000
Printing Fees and Expenses	25,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	50,000
Blue Sky Fees and Expenses	5,000
Transfer Agent and Registrar Fees	2,000
Miscellaneous	1,500
Total	$261,080

Item 14. Indemnification of Directors and Officers

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The registrant’s Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

  The registrant must indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by the registrant’s board of directors, so indemnify its officers and any other person whom it has power to indemnify against liability, reasonable expense or other matter whatsoever.

  The registrant may at the discretion of its board of director purchase and maintain insurance on behalf of the registrant and any person whom it has power to indemnify pursuant to law, its articles of incorporation, its bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The registrant has also undertaken to provide its directors and officers with indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability, or related loss under the Securities Act and the Exchange Act.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On March 26, 2010, we issued 10,000 shares of our Series A Preferred Stock to the shareholders of Kalington in exchange for 10,000 ordinary shares of Kalington, which is all the issued and outstanding capital stock of Kalington. The number of our shares issued to the shareholders of Kalington was determined based on arms-length negotiations with the Kalington shareholders. All 10,000 outstanding shares of our Series A Preferred Stock have automatically converted into 9,850,000 shares of common stock, constituting 98.5% of our outstanding common stock, after giving effect to a 1-for-125 reverse split that was effected on July 16, 2010, on the basis of one share of Series A Preferred Stock for 985 shares of common stock. The issuance of our shares to the shareholders of Kalington was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On March 26, 2010, we issued 7,450,000 shares of our Common Stock to Goodwin Ventures, Inc. (equivalent to 59,600 shares of common stock on a post split basis)  in consideration for Goodwin Ventures, Inc. paying off approximately $90,000 in liabilities of the Company immediately prior to the reverse acquisition. The issuance of our shares to Goodwin Ventures, Inc. was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On April 1, 2010, the Company entered into an employment agreement with Dr. Kornotzki. Pursuant to the employment agreement, Dr. Kornotzki was granted a five-year option to purchase up to 200,000 shares of the Company’s Common Stock on a cash exercise basis at an exercise price of $6.00 per share, with 50% immediately vested and the remaining 50% to vest in two equal portions on March 31, 2011 and on March 31, 2012, respectively.

We issued securities in reliance upon Rule 506 of Regulation D of the Securities Act. These shareholders who received the securities in such instances made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1:

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
2.1	Share Exchange Agreement, dated as of March 26, 2010, among Action Industries, Inc., Kalington Limited, the shareholders of Kalington Limited, Goodwin Ventures, Inc. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 2.1 of the Form 8-K filed by the Company March 26, 2010]
3.1	Articles of Incorporation [incorporated by reference to Exhibit 3.1 of the Form SB-2 filed by the Company on February 8, 2007]
3.2	Amended and Restated Certificate of Incorporation [incorporated by reference to Exhibit 3.2 of the Form SB-2 filed by the Company on February 8, 2007]
3.3	Certificate of Amendment
3.4	Bylaws, as amended [incorporated by reference to Exhibit 3.2 of the Form SB-2 filed by the Company on February 8, 2007, as amended by Exhibit 3.2 to the current report on Form 8-K filed by the Company on March 25, 2010]
3.5	Certificate of Designation of Series A Convertible Preferred Stock, as filed with the Nevada Secretary of State on March 25, 2010 [incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]
4.5**	Form of Underwriter’s common stock purchase warrant
4.6**	Specimen common stock certificate
4.7**	Warrant Agreement with attached form of warrant
5.1**	Opinion of Counsel
10.1	Purchase Agreement for Steel Billet by and between Xingtai Longhai Steel Wire Ltd. and Xingtai Longhai Steel Group Ltd., dated October 1, 2008 [incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]
10.2

Lease Agreement, as amended, between Xingtai Longhai Steel Wire Co. Ltd and Xingtai Longhai Steel Group Co. Ltd., dated October 1, 2008, as amended [incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]

10.3	Form of Wire Purchase and Sales Contract [incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]
10.4

Consulting Services Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]

10.5

Operating Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.5 of the Current Report on Form 8- K, as filed by the Company March 26, 2010]

10.6

Proxy Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.6 of the Current Report on Form 8- K, as filed by the Company March 26, 2010]

10.7

Option Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.7 of the Current Report on Form 8- K, as filed by the Company March 26, 2010]

10.8

Equity Pledge Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.8 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]

10.9	Employment Agreement, between Longhai Steel Inc. (formerly, Action Industries, Inc.) and Dr. Eberhard Kornotzki
10.10	Form of Independent Director Agreement
10.11	Employment Agreement, between Longhai Steel Inc. (formerly, Action Industries, Inc.) and Chaojun Wang
10.12**	English translation of Lease Agreement, dated October 12, 2010, between Longhai Steel Inc. and Longhai Steel Group
14	Code of Ethics, adopted on July 19, 2010 [incorporated by reference to Exhibit 14 of the current report on Form 8-K filed by the Company on July 20, 2010].
21	Subsidiaries of the Company [incorporated by reference to Exhibit 21 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]
23.1*	Consent of MaloneBailey LLP
23.2	Consent of Counsel, included in Exhibit 5
23.3	Consent of Allbright Law Offices, included in Exhibit 99.1
24	Power of Attorney (included on the signature page of this registration statement)
99.1	Legal Opinion of Allbright Law Offices
_____________________
* Filed herewith
** To be filed by amendment

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)

To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

	(b)	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

6.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Each financial report that contains financial statements, and that is required to be prepared in accordance with (or reconciled to) generally accepted accounting principles under this title and filed with the Commission shall reflect all material correcting adjustments that have been identified by a registered public accounting firm in accordance with generally accepted accounting principles and the rules and regulations of the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Xingtai City, Hebei Province, China, on the 8th day of September, 2010.

Longhai Steel Inc.

By:	/s/ Chaojun Wang
Chaojun Wang
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Dr. Eberhard Kornotzki
Dr. Eberhard Kornotzki
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Chaojun Wang and Dr. Eberhard Kornotzki, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Chaojun Wang	Chairman and Chief Executive Officer	October 13, 2010
Chaojun Wang	(Principal Executive Officer)

/s/ Dr. Eberhard Kornotzki	Chief Financial Officer	October 13, 2010
Dr. Eberhard Kornotzki	(Principal Financial and Accounting Officer)

/s/ Jing Shen	Director	October 13, 2010
Jing Shen

/s/ Chaoshui Wang	Director	October 13, 2010
Chaoshui Wang

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
2.1	Share Exchange Agreement, dated as of March 26, 2010, among Action Industries, Inc., Kalington Limited, the shareholders of Kalington Limited, Goodwin Ventures, Inc. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 2.1 of the Form 8-K filed by the Company March 26, 2010]
3.1	Articles of Incorporation [incorporated by reference to Exhibit 3.1 of the Form SB-2 filed by the Company on February 8, 2007]
3.2	Amended and Restated Certificate of Incorporation [incorporated by reference to Exhibit 3.2 of the Form SB-2 filed by the Company on February 8, 2007]
3.3	Certificate of Amendment
3.4	Bylaws, as amended [incorporated by reference to Exhibit 3.2 of the Form SB-2 filed by the Company on February 8, 2007, as amended by Exhibit 3.2 to the current report on Form 8-K filed by the Company on March 25, 2010]
3.5	Certificate of Designation of Series A Convertible Preferred Stock, as filed with the Nevada Secretary of State on March 25, 2010 [incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]
4.5**	Form of Underwriter’s common stock purchase warrant
4.6**	Specimen common stock certificate
4.7**	Warrant Agreement with attached form of warrant
5.1**	Opinion of Counsel
10.1	Purchase Agreement for Steel Billet by and between Xingtai Longhai Steel Wire Ltd. and Xingtai Longhai Steel Group Ltd., dated October 1, 2008 [incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]
10.2

Lease Agreement, as amended, between Xingtai Longhai Steel Wire Co. Ltd and Xingtai Longhai Steel Group Co. Ltd., dated October 1, 2008, as amended [incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]

10.3	Form of Wire Purchase and Sales Contract [incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]
10.4

Consulting Services Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]

10.5

Operating Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.5 of the Current Report on Form 8- K, as filed by the Company March 26, 2010]

10.6

Proxy Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.6 of the Current Report on Form 8- K, as filed by the Company March 26, 2010]

10.7

Option Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.7 of the Current Report on Form 8- K, as filed by the Company March 26, 2010]

10.8

Equity Pledge Agreement dated March 19, 2010 between Xingtai Kalington Consulting Service Co., Ltd. and Xingtai Longhai Wire Co., Ltd. [incorporated by reference to Exhibit 10.8 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]

10.9	Employment Agreement, between Longhai Steel Inc. (formerly, Action Industries, Inc.) and Dr. Eberhard Kornotzki
10.10	Form of Independent Director Agreement
10.11	Employment Agreement, between Longhai Steel Inc. (formerly, Action Industries, Inc.) and Chaojun Wang
10.12**	English translation of Lease Agreement, dated October 12, 2010, between Longhai Steel Inc. and Longhai Steel Group
14	Code of Ethics, adopted on July 19, 2010 [incorporated by reference to Exhibit 14 of the current report on Form 8-K filed by the Company on July 20, 2010].
21	Subsidiaries of the Company [incorporated by reference to Exhibit 21 of the Current Report on Form 8-K, as filed by the Company March 26, 2010]
23.1*	Consent of MaloneBailey LLP
23.2	Consent of Counsel, included in Exhibit 5
23.3	Consent of Allbright Law Offices, included in Exhibit 99.1
24	Power of Attorney (included on the signature page of this registration statement)
99.1	Legal Opinion of Allbright Law Offices

____________________
* Filed herewith
** To be filed by amendment